Exhibit 99.2

CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AGREEMENT

AMONG

KOBELT MANUFACTURING CO. LTD.
as the Company

AND

TWIN DISC CANADA HOLDINGS LTD.
as the Purchaser

AND

TWIN DISC INCORPORATED
as Parent Company of the Purchaser

AND

THE SHAREHOLDERS OF THE COMPANY SET FORTH ON THE SIGNATURE PAGE HERETO,
as the Sellers

AND

MARK CHESLEY
as the Sellers’ Representative

February 14, 2025

TABLE OF CONTENTS

Article 1 definitions		2

1.1	Definitions.	2

Article 2 purchase and sale		10

2.1	Purchase and Sale.	10
2.2	Purchase Price.	11
2.3	Closing Date Statement; Payment of Base Purchase Price.	11
2.4	Adjustment of Purchase Price.	12
2.5	Earnout Payment.	14
2.6	Withholding.	16

Article 3 representations and warranties of the sellers		17

3.1	Capacity.	17
3.2	Authorization.	17
3.3	Title to Purchased Shares.	17
3.4	No Other Agreements to Purchase.	17
3.5	Residence of Seller.	17
3.6	No Conflict.	18
3.7	Litigation.	18
3.8	Required Governmental Authorizations and Consents.	18

Article 4 representations and warranties of the company		18

4.1	Organization.	18
4.2	Capitalization.	19
4.3	Subsidiaries.	19
4.4	Absence of Restrictions and Conflicts.	19
4.5	Real Property.	19
4.6	Title to Personal Property; Condition of Assets; Related Matters.	20
4.7	Financial Statements.	20
4.8	No Undisclosed Liabilities.	21
4.9	Absence of Certain Changes.	21
4.1	Legal Proceedings.	23
4.11	Compliance with Laws.	24
4.12	Company Contracts.	24
4.13	Tax Matters.	26
4.14	Employees.	29
4.15	Benefit Plans.	29
4.16	Labour Relations.	31
4.17	Insurance Policies.	31
4.18	Intellectual Property.	32
4.19	Environmental, Health, and Safety Matters.	33
4.2	Transactions with Affiliates.	34
4.21	Customer and Vendor Relations.	34
4.22	Licenses and Permits.	35
4.23	Sensitive Data.	35
4.24	Ethical Practices.	35
4.25	Bank Accounts; Powers of Attorney.	36
4.26	Accounts Receivable.	36
4.27	Brokers, Finders and Investment Bankers.	36

- i -

4.28	Trade Control Laws.	36

Article 5 Representations and warranties of the purchaser		37

5.1	Organization.	37
5.2	Authorization.	37
5.3	Twin Disc Shares.	38
5.4	Absence of Restrictions and Conflicts.	38
5.5	Legal Proceedings.	38

Article 6 covenants		38

6.1	Non‑Competition and Non‑Solicitation Covenants of the Principals.	38
6.2	Confidentiality Covenants of the Principals.	39
6.3	Non‑Disparagement Covenants of the Principals.	40
6.4	Director and Officer Insurance.	40

Article 7 post‑closing covenants		40

7.1	Tax Matters.	40
7.2	Public Announcements.	44

Article 8 Closing		44

8.1	Closing.	44
8.2	Closing Deliverables of the Sellers.	44
8.3	Closing Deliverables of the Purchaser.	46

Article 9 indemnification		46

9.1	Indemnification Obligations of the Sellers.	46
9.2	Indemnification Obligations for the Key Shareholders.	46
9.3	Sellers’ Indemnity – Limitations	48
9.4	Indemnification Obligations of the Purchaser.	49
9.5	Indemnification Procedure.	50
9.6	Survival.	52
9.7	Liability Limits.	52
9.8	Payment of Indemnification Escrow Amount.	53
9.9	Representations and Warranties Insurance	53
9.1	Offset.	54
9.11	Investigations.	54
9.12	Materiality.	54
9.13	Tax Treatment of Indemnification.	55
9.14	Exclusive Remedy.	55

Article 10 miscellaneous provisions		55

10.1	Appointment of Sellers’ Representative.	55
10.2	Notices.	56
10.3	Interpretation.	58
10.4	Accounting Terms.	58
10.5	Assignment.	58
10.6	No Third Party Beneficiaries.	58
10.7	Number; Gender; Currency.	59
10.8	Captions.	59
10.9	Governing Law; Amendment.	59
10.1	Consent to Jurisdiction, Etc.	59
10.11	Severability.	59

- ii -

10.12	Counterparts.	60
10.13	Enforcement of Certain Rights.	60
10.14	Waiver.	60
10.15	Integration.	60
10.16	Cooperation Following the Closing.	60
10.17	Transaction Costs.	60
10.18	Schedules.	60

- iii -

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) made the 14th day of February, 2025.

AMONG:

TWIN DISC CANADA HOLDINGS LTD., a company formed under the laws of the Province of British Columbia

(the “Purchaser”)

AND:

TWIN DISC, INCORPORATED a corporation formed under the laws of Wisconsin

(“Twin Disc”)

AND:

KOBELT MANUFACTURING CO. LTD., a company formed under the laws of the Province of British Columbia

(the “Company”)

AND:

each of the Persons set forth on the signature page hereto under the heading “Sellers”

(each a “Seller” and collectively, the “Sellers”)

AND:

MARK CHESLEY an individual residing at [***]

(the “Sellers’ Representative”)

WHEREAS:

A.	The Company is engaged in the business of designing, developing, manufacturing and selling high‑quality products for the maritime and industrial markets (the “Business”);

B.	The Sellers own all of the outstanding and issued shares in the capital of the Company, as more fully described in Schedule 2.1; and

C.

The Purchaser wishes to purchase from the Sellers, and the Sellers wish to sell to the Purchaser, all of the issued and outstanding shares in the capital of the Company, as more fully described in Schedule 2.1 attached hereto, upon the terms and subject to the conditions set forth in this Agreement,

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants, agreements and premises herein contained, and other good and valuable consideration (the receipt and sufficiency whereof being hereby acknowledged by each Party), the Parties hereto do hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions.

For the purposes of this Agreement, the following terms shall have the meaning set forth below:

(a)	“111(4)(e) Designation” has the meaning set out in Section 7.1(d);

(b)	“Accounting Principles” has the meaning set out in Section 10.4;

(c)	“Adjustment Deficit” has the meaning set out in Section 2.4(d);

(d)	“Adjustment Escrow Amount” has the meaning set out in Section 2.3(b)(iv);

(e)	“Adjustment Escrow Shortfall” has the meaning set out in Section 2.4(d);

(f)	“Adjustment Surplus” has the meaning set out in Section 2.4(d);

(g)

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings;

(h)

“Applicable Share Price” means the arithmetic mean of the daily volume weighted average price per share of the Twin Disc Shares traded on the NASDAQ Stock Market for each of the twenty (20) consecutive trading days immediately preceding the date that the transactions contemplated in this Agreement are publicly announced by Twin Disc and converted into CAD at the Exchange Rate as of the date of this Agreement. For the avoidance of doubt and taking into account that securities can only be obtained in whole, if the calculation of the number of Twin Disc Shares in accordance with the formula herein does not result in an exact number of Twin Disc Shares (in whole), the number of Twin Disc Shares to be issued or transferred to the Sellers in the aggregate shall be rounded to the nearest exact number of Twin Disc Shares (in whole).

(i)	“Arbitrator” has the meaning set out in Section 2.4(c);

(j)	“ASPE” means Canadian accounting standards for private enterprises;

(k)	“Base Purchase Price” has the meaning set out in Section 2.2(a)(i);

(l)	“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the Province of British Columbia, on which commercial banks in Vancouver, British Columbia are open for business;

(m)

“CEWS” means the Canada Emergency Wage Subsidy, promulgated under Bill C‑14 and assented to on April 11, 2020, as amended, and any other COVID‑19 related direct or indirect wage or other subsidy offered by any Governmental Entity;

(n)	“CEWS Returns” means any and all Tax Returns filed or required to be filed or required to be kept on file in respect of CEWS;

(o)

“Change of Control Payments” means all amounts payable by the Company to any current or former employee, officer, director, independent contractor, or other service provider in connection with or contingent upon the transactions contemplated by this Agreement or any event related to such transactions, including, without limitation, any termination of employment or service of such employee, officer, director, independent contractor, or other service provider occurring on or before the Closing (including any change in control or sale payments or bonuses, annual bonuses (prorated or otherwise), retention or incentive payments, phantom stock or equity, restricted stock, deferred compensation, severance benefits and other similar payments) and the employer portion of any employment, payroll or other Tax withholdings or similar Taxes thereon to the extent not paid in full prior to the Closing, but excluding Transaction Expenses and any portion of the Purchase Price due to an employee, officer, director, or independent contractor who is also a Seller;

(p)	“Closing” means the closing of the purchase and sale of the Purchased Shares contemplated hereby;

(q)

“Closing Adjustment Amount” means an amount equal to (A) the amount, if any, by which the Target Working Capital exceeds the Net Working Capital, or (B) the amount, if any, by which the Net Working Capital exceeds the Target Working Capital;

(r)	“Closing Date” means February 14, 2025;

(s)

“Closing Date Cash Amount” means, as of the Effective Time, the aggregate amount of cash and cash equivalents of the Company calculated on a combined basis (comprising solely marketable securities, liquid investments, and deposits in banks or other financial institution accounts of any kind) which can immediately be converted into cash as of such time; provided that (A) Closing Date Cash Amount shall be calculated net of issued but uncleared cheques, drafts and wire transfers, and (B) Closing Date Cash Amount shall not include (1) any deposits with third parties aside from banks or other financial institutions (including security deposits), (2) amounts collateralizing any letter of credit obligations or supporting performance bonds or other similar arrangements, (3) all refundable customer deposits, advances or prepayments (4) any other cash or cash equivalents not freely usable by the Company, and (5) any cheques, drafts and wire transfers received by the Company but not yet deposited;

(t)

“Closing Date Indebtedness” means all of the following liabilities or obligations of the Company as of immediately prior to the Closing and calculated on a combined basis in accordance with the Accounting Principles (without duplication): (A) in respect of borrowed money or represented by notes, bonds, debentures or other similar instruments; (B) for deferred purchase price of property or services (including all obligations under any acquisition agreements pursuant to which the Company is, or may be, responsible for any earn‑out, note payable or other contingent payments); (C) in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances (including contingent reimbursement obligations or any other commitments assuring a creditor against loss), but only to the extent drawn or called prior to the Closing Date; (D) in respect of prepaid or deferred revenue not included as a current liability in the calculation of Net Working Capital; (E) under hedging, interest rate swap, derivative or similar agreements (determined on the basis of actual, not notional, obligations) to the extent required to be shown as liabilities on the financial statements of the Company pursuant to the Accounting Principles; (F) under finance leases; (G) in respect of any compensation, bonuses, retention or incentive payments, phantom stock or equity, restricted stock, deferred compensation, severance benefits and other similar payments that are accrued, owed or otherwise payable to or on behalf of any current or former employee, officer, director, independent contractor or other service provider, including, without limitation, any contributions owed to any Benefit Plan, but excluding any such liabilities taken into account in the calculation of Net Working Capital, any Change in Control Payments, and the employer portion of any employment, payroll or other Tax withholdings or similar Taxes thereon; (H) guarantees with respect to the obligations or liabilities described in clauses (A) through (G); (I) in respect of due and payable but unpaid income Taxes for the Pre‑Closing Tax Period; (J) in respect of declared but unpaid dividends or dividends that may arise as the result of the transactions contemplated herein or distributions, excluding any such liabilities taken into account in the calculation of Net Working Capital and excluding any capital dividends declared or deemed to have been declared in connection with making the 111(4)(e) Designation, or as otherwise mutually agreed in writing between the parties; (K) any accrued interest on the obligations or liabilities described in clauses (A) through (J) and any prepayment premiums or penalties or similar expenses related to any of the foregoing would be payable if such obligations or liabilities were paid in full as of the Closing Date; and (L) in respect of any matters set out in Section 4.8 to the extent not otherwise included above and not taken into account in the calculation of Net Working Capital or otherwise adjusted for on the Closing Date Statement. In no event shall Closing Date Indebtedness include any liabilities taken into account in the calculation of Net Working Capital or otherwise adjusted for on the Closing Date Statement;

(u)	“Closing Date Statement” has the meaning set out in Section 2.3(a);

(v)	“Company” has the meaning ascribed in the Preamble;

(w)	“Company Contract” has the meaning set out in Section 4.12(a);

(x)	“Company Intellectual Property” means the Intellectual Property (including Software) that is owned by the Company, other than the Company Licensed Intellectual Property;

(y)	“Company Licensed Intellectual Property” means the Intellectual Property that is licensed to the Company;

(z)	“Company Registered Intellectual Property” has the meaning set out in Section 4.18(a);

(aa)	“Contract” has the meaning set out in Section 4.12(a);

(bb)	“Control Date” means January 1, 2015;

(cc)	“COVID‑19” means SARS‑CoV‑2 or COVID‑19, and any evolution or mutations thereof;

(dd)	“Disputed Earnout Items” has the meaning set out in Section 2.5(c);

(ee)	“Disputed Items” has the meaning set out in Section 2.4(b);

(ff)	“Earnout Payment” has the meaning set out in Section 2.5(a);

(gg)	“Earnout Period” has the meaning set out in Section 2.5(a);

(hh)

“EBITDA” means, for the applicable Earnout Period, the net income of the Company for such period, calculated on a combined basis in accordance with the Accounting Principles (including without limitation the capitalization of expenses, including transport, office, information technology, property and/or warehouse equipment when required by the Accounting Principles) and adjusted (positively or negatively) to reflect the exclusion of each of the following items for such period (without duplication), calculated on a combined basis: (A) total interest expense of the Company; (B) total interest income of the Company; (C) provision for income Taxes based on income of the Company; (D) all depreciation and amortization expense of the Company; (E) any exceptional gains or losses, extraordinary gains or losses, or any other non‑recurring items of gain or loss incurred by the Company during such period, including but not limited to those in respect of (1) any recoveries of previously written off bad debts (other than bad debts written off during such period), and (2) any losses or any other non‑recurring items of gain or loss incurred by the Company; and (F) all purchase accounting and similar adjustments of the Company resulting from the transactions contemplated by this Agreement. Solely for illustrative purposes, a sample calculation of EBITDA is attached hereto as Exhibit “A”. Such example shall serve as the basis of methodology for calculating EBITDA;

(ii)	“Effective Time” has the meaning set out in Section 8.1;

(jj)	“Environmental Laws” has the meaning set out in Section 4.19(a);

(kk)	“Escrow Agent” means Harper Grey LLP;

(ll)	“Escrow Agreement” has the meaning set out in Section 2.3(b)(iv);

(mm)	“Estimated Closing Adjustment Amount” has the meaning set out in Section 2.3(a);

(nn)

“Fair Market Value” means the highest price, expressed in terms of money, that a property would bring, in an open and unrestricted market, between a willing buyer and a willing seller who are both knowledgeable, informed, and prudent, and who are acting independently of each other;

(oo)	“Final Closing Adjustment Amount” has the meaning set out in Section 2.4(c);

(pp)	“Final Closing Adjustment Statement” has the meaning set out in Section 2.4(c);

(qq)	“Final Earnout Statement” means the Preliminary Earnout Statement as finally determined pursuant to Section 2.5(c);

(rr)	“Financial Statements” has the meaning set out in Section 4.7;

(ss)

“Fundamental Representations” means each of the representations and warranties set out in Section 3.1 (Capacity), Section 3.2 (Authorization), Section 3.3 (Title to Purchased Shares), Section 3.4 (No Other Agreements to Purchase), Section 3.5 (Residence of Seller), Section 3.6 (No Conflict), Section 3.7 (Litigation), Section 3.8 (Required Governmental Authorizations and Consents), Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.4 (Absence of Restrictions and Conflicts), Section 4.6 (Title to Personal Property; Related Matters), Section 4.13 (Tax Matters), Section 4.15 (Benefit Plans), Section 4.19 (Environmental, Health and Safety Matters), and Section 4.27 (Brokers, Finders and Investment Bankers);

(tt)	“GAAP” means generally accepted accounting principles in Canada for private enterprises, and for greater certainty includes ASPE;

(uu)	“General Cap” has the meaning set out in Section 9.3;

(vv)

“Governmental Entity” means any federal, provincial, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency or political subdivision thereof;

(ww)

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by‑product, process intermediate product or waste, petroleum or petroleum‑derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Environmental Law;

(xx)	“Indemnification Escrow Amount” has the meaning set out in Section 2.3(b)(iv);

(yy)	“Indemnified Party” has the meaning set out in Section 9.4(a);

(zz)	“Indemnifying Party” has the meaning set out in Section 9.4(a);

(aaa)

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (i) all Canadian, United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations‑in‑part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know‑how, technology, technical data, customer lists, trade secrets and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights and works of authorship, whether or not copyrightable, and all copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all Software, databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world;

(bbb)	“ITCs” has the meaning set out in Section 4.13(u);

(ccc)	“Key Shareholders” means Mark Chesley and Dave Bockhold;

(ddd)

“Knowledge” means, with respect to the Company, the actual knowledge of the Key Shareholders, or knowledge which should have been acquired by the Key Shareholders with reasonable investigation of the Company’s employees, consultants, books or records;

(eee)

“Laws” means any statute, law, by‑law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, writ, injunction, decision, award, directive, other requirement or rule of law of any Governmental Entity having the force of law and, to the extent that they have the force of law, standards, policies, guidelines, notices and protocols of any Governmental Entity;

(fff)	“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy, any land, buildings, improvements, fixtures or other interest in real property;

(ggg)	“Leases” has the meaning set out in Section 4.5;

(hhh)	“Licenses” has the meaning set out in Section 4.22;

(iii)

“Liens” means any lien (statutory or other), pledge, security interest, charge, claim, condition, mortgage, easement, encroachment, right of way, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any attribute of ownership;

(jjj)

“Losses” means all claims, liabilities, obligations, losses, costs, expenses, Taxes, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses);

(kkk)

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is materially adverse to (i) the assets, liabilities, results of operations or the Business, taken as a whole, or (ii) the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which the Company or the Business operates; (C) any changes in financial or securities markets in general; (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action required or permitted by this Agreement, except with respect to the consents set forth on Schedule 4.12(b); (F) any changes in applicable Laws; or (G) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (H) failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period; (I) natural disasters, weather conditions, epidemics, pandemics, disease outbreaks, public health emergencies, or other force majeure events; or (J) changes requested by or consented to by the Purchaser, regardless of whether permitted or required under the Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (A) through (D) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industry in which the Company operates;

(lll)

“Net Working Capital” means (A) the aggregate amount of current assets of the Company, and calculated on a combined basis, minus (B) the aggregate amount of current liabilities of the Company specifically as set out in the example calculation set forth on Exhibit “B” hereto, and calculated on a combined basis (excluding any item of Closing Date Indebtedness, and Transaction Expenses), in each case determined as of the Effective Time in accordance with the Accounting Principles and the policies, practices and methodologies applied in the preparation of the example calculation set forth on Exhibit “B” hereto (including any deviations from the Accounting Principles set out therein);

(mmm)	“Party” means any of the Purchaser, the Sellers, and the Company individually, and “Parties” means all of them collectively;

(nnn)	“PCI DSS” means the information security standard maintained by the PCI Security Standards Council and applicable to organizations that handle payment and/or personal information;

(ooo)

“Permitted Liens” means, collectively, (i) Liens for Taxes not yet due and payable, (ii) statutory liens of landlords and liens of mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business; or (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property which are registered against title and are not, individually or in the aggregate, material to the Business;

(ppp)	“Persons” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or Governmental Entity;

(qqq)	“Pre‑Closing Tax Period” has the meaning set out in Section 7.1(b);

(rrr)	“Preliminary Closing Adjustment Statement” has the meaning set out in Section 2.4(a);

(sss)	“Preliminary Earnout Statement” has the meaning set out in Section 2.5(b);

(ttt)	“Principals” means each of David L. Bockhold, Mark Chesley, Dean Allan Yule, and Heiko Epkens;

(uuu)	“Purchase Price” has the meaning set out in Section 2.2(a);

(vvv)	“Purchased Shares” means all of the issued and outstanding shares in the capital of the Company, as more fully described in Schedule 2.1 attached hereto;

(www)	“Purchaser” has the meaning ascribed in the Preamble;

(xxx)	“Purchaser Ancillary Documents” has the meaning set out in Section 5.2;

(yyy)	“Purchaser Indemnified Parties” has the meaning set out in Section 9.1;

(zzz)	“Purchaser Losses” has the meaning set out in Section 9.1;

(aaaa)	“R&W Costs” has the meaning set out in Section 9.9(b);

(bbbb)	“R&W Insurance” has the meaning set out in Section 9.9(a)(i);

(cccc)	“R&W Insurer” has the meaning set out in Section 9.9(a)(i);

(dddd)	“R&W Policy” has the meaning set out in Section 9.9(a)(iii);

(eeee)	“Related Agreement” has the meaning set out in Section 10.5;

(ffff)	“Releases” has the meaning set out in Section 8.2(j);

(gggg)	“Resignations” has the meaning set out in Section 8.2(i);

(hhhh)	“Retention Amount” has the meaning set out in Section 9.9(a)(i);

(iiii)

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by Canadian or any other Governmental Entity, including those under the Special Economic Measures Act (Canada), United Nations Act (Canada) or Justice for Victims of Corrupt Foreign Officials Act (Canada) and regulations thereto or administered by Global Affairs Canada;

(jjjj)	“Seller Indemnified Parties” has the meaning set out in Section 9.3;

(kkkk)	“Seller Losses” has the meaning set out in Section 9.3;

(llll)	“Sellers” has the meaning ascribed in the Preamble;

(mmmm)	“Sellers’ Representative” has the meaning ascribed in the Preamble;

(nnnn)	“Sellers’ RWI Retention Allocation” has the meaning set out in Section 9.3(a);

(oooo)	“Sellers’ Solicitors” means DLA Piper (Canada) LLP;

(pppp)	“Sellers Ancillary Documents” has the meaning set out in Section 3.2;

(qqqq)

“Sensitive Data” means accountholder or cardholder data, sensitive authentication data that must be protected in accordance with PCI DSS requirements, any information or data that alone or together with any other data or information relates to an identified or identifiable natural person and any other information or data considered to be personally identifiable information or nonpublic personal information under any other applicable Laws;

(rrrr)

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine‑readable form and human‑readable form, including all comments, documents and any procedural code;

(ssss)

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, fifty percent (50%) of more of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, fifty percent (50%) or more of the membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a fifty percent (50%) or more ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated fifty percent (50%) or more of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity;

(tttt)	“Straddle Period” has the meaning set out in Section 7.1(c);

(uuuu)	“Target Working Capital” means an amount equal to Eight Million Two Hundred Thousand dollars ($8,200,000.00);

(vvvv)

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign taxes, charges (including customs duties or fines), fees, levies, imposts, duties or other similar assessments in the nature of a tax, imposed by or payable to any Governmental Entity, as may be adjusted for the receipt by the Company of any Tax credit (including but not limited to SRED credits), and including any gross income, net income, alternative or add‑on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales (for avoidance of doubt, including British Columbia provincial sales tax), customs, real or personal property, escheat, unclaimed property, share capital, license, payroll, withholding or back‑up withholding, employment, social security, workers’ compensation, any amounts received in respect of the CEWS as a deemed overpayment of Taxes pursuant to section 125.7 of the Tax Act, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, gains and environmental taxes, together with any interest, penalties, fines, related liabilities or additions to tax or additional amounts imposed with respect thereto;

(wwww)	“Tax Act” means the Income Tax Act (Canada);

(xxxx)	“Tax Return” has the meaning set out in Section 4.13(b);

(yyyy)

“Territory” means the United States of America, Canada, and any other country, region, territory, or jurisdiction where, on the date of this Agreement, the Company conducts business activities, or has entered into any agreements, or arrangements, including but not limited to, the sale of goods and services, distribution agreements, or any other agreements in connection with the Business;

(zzzz)	“Third‑Party Liability” has the meaning set out in Section 9.5(d)(i);

(aaaaa)	“Threshold Amount” has the meaning set out in Section 9.3(a);

(bbbbb)	“Trade Control Laws” means import and export controls, controlled goods, customs, and anti‑boycott Laws;

(ccccc)

“Transaction Expenses” means all legal, accounting, financial advisory and other third‑party advisory or consulting fees and expenses incurred by the Company or the Sellers in connection with this Agreement and the transactions contemplated hereby and not paid prior to the Effective Time, including but not limited to, fifty percent (50%) of the R&W Costs, but excludes any Indebtedness and current liabilities included in the calculation of Net Working Capital;

(ddddd)	“Twin Disc” has the meaning ascribed in the Preamble; and

(eeeee)

“Twin Disc Shares” means common shares of Twin Disc, Incorporated (subject to appropriate adjustment in the event of any share dividend, share split, combination, or other similar recapitalization with respect to such shares), and each a “Twin Disc Share”.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale.

Subject to the terms and conditions of this Agreement, at the Closing, the Sellers agree to sell, transfer and deliver to the Purchaser, free and clear of all Liens, and the Purchaser agrees to purchase and acquire from the Sellers, the Purchased Shares and all other equity interests in the Company individually set forth on Schedule 2.1 hereto.

2.2	Purchase Price.

(a)	Subject to adjustments pursuant to Section 2.3 and Section 2.4, the aggregate amount to be paid by the Purchaser to the Sellers for the Purchased Shares (the “Purchase Price”) shall be:

(i)	an amount equal to Twenty‑Three Million dollars ($23,000,000.00) (the “Base Purchase Price”); and

(ii)	the right to receive the Earnout Payment (which shall be payable in accordance with Section 2.5).

(b)

The Parties agree that the Base Purchase Price will be allocated to the Purchased Shares as set forth in Exhibit “H”. The Earnout Payment and any and all adjustments to the Purchase Price, if any, will be allocated to the Purchased Shares on the same basis as set forth in Exhibit “H”.

(c)

Each of the Sellers acknowledges and agrees that: (i) the allocation of the Purchase Price set forth in this Agreement is based upon an equitable allocation of the Purchase Price as agreed to among the Sellers; (ii) each Seller has made his/her/its decision to sell such Seller’s Purchased Shares for the Purchase Price set out in Section 2.2(b) based upon its own independent investigation and without any reliance upon the Company or the Purchaser; and (iii) that the payment of the Purchase Price by the Purchaser to the Sellers’ Solicitors, as contemplated hereunder, constitutes the full and final payment of all amounts owing to each such Seller in respect of the Purchased Shares by the Purchaser and the Company, and their respective successors and assigns, and that each Seller will have no further right to any distribution, dividend, appreciation or other payment or value related to the Purchased Shares (other than the Earnout Payment), after the sale of the Purchased Shares to the Purchaser.

2.3	Closing Date Statement; Payment of Base Purchase Price.

(a)

Not less than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser a statement (the “Closing Date Statement”) prepared in accordance with the Accounting Principles and the example calculation of Net Working Capital set forth in Exhibit “B” which sets forth a good faith detailed estimate (including underlying calculations) of (i) the Base Purchase Price; (ii) the Change of Control Payments; (iii) the Closing Date Indebtedness; (iv) the Transaction Expenses; (v) the estimated Net Working Capital, and (vi) the Closing Date Cash Amount. The Sellers shall cause the Company to provide the Purchaser with adequate supporting documentation requested by the Purchaser to assess the reasonableness of such estimates and to make any adjustments reasonably requested by the Purchaser. Attached to the Closing Date Statement shall be (A) copies of the payoff letters delivered in accordance with Section 8.2(b) with respect to the Closing Date Indebtedness, and (B) written documentation, in form and substance reasonably satisfactory to the Purchaser, that confirms that, upon payment of the respective amounts for Change of Control Payments or Transaction Expenses specified in the Closing Date Statement, each such payee shall have been paid in full for all Change of Control Payments or Transaction Expenses, as applicable, in accordance with Section 8.2(d). The Purchaser shall prepare a calculation of the estimated Closing Adjustment Amount (the “Estimated Closing Adjustment Amount”) based on the Closing Date Statement, provided that if the Estimated Closing Adjustment Amount is less than $100,000 (either positive or negative), the Estimated Closing Adjustment Amount will be deemed to be zero for the purposes of the Closing Date Statement. The Estimated Closing Adjustment Amount shall be subject to adjustment following the Closing pursuant to Section 2.4 hereof.

(b)	On the Closing Date, the Purchaser shall:

(i)

on behalf of the Company, pay or cause to be paid to the Sellers’ Solicitors who, in turn, shall undertake to pay to the applicable lenders the amounts required by each lender’s applicable payoff letter(s) delivered in accordance with Section 8.2(b) with respect to the Closing Date Indebtedness to payout and legally obligate each such lender, respectively, to discharge any existing financial charges charging any assets of the Company and provide proof of such discharge to the Sellers’ Solicitors within a reasonable period of time;

(ii)

on behalf of the Company, pay or cause to be paid to the Sellers’ Solicitors who, in turn, shall undertake to pay to the applicable payee(s) the aggregate amount of the Change of Control Payments (net of applicable tax withholdings) set forth in the Closing Date Statement, to the extent due and payable at that time, with any remaining amounts to be paid when due after the Closing Date, in accordance with the terms of the agreements under which such Change of Control Payments may become due;

(iii)

on behalf of the Company, pay or cause to be paid to the Sellers’ Solicitors who, in turn, shall pay to the applicable payee(s) the aggregate amount of the Transaction Expenses set forth in the Closing Date Statement;

(iv)

deposit or cause to be deposited the sums of: (A) Two-Hundred and Fifty Thousand dollars ($250,000.00) (the “Adjustment Escrow Amount”); and (B) Fifty-Seven Thousand and Five Hundred dollars ($57,500) (the “Indemnification Escrow Amount”) with the Escrow Agent, which the Adjustment Escrow Amount and the Indemnification Escrow Amount shall be held and released in accordance with this Agreement and the terms and conditions of the escrow agreement in substantially the form attached hereto as Exhibit “C” (the “Escrow Agreement”); and

(v)

pay or cause to be paid to the Sellers’ Solicitors, in trust, on behalf of the Sellers, an aggregate amount equal to (A) the Base Purchase Price, minus (B) the payments made in accordance with Sections 2.3(b)(i), 2.3(b)(ii), 2.3(b)(iii), and 2.3(b)(iv) above, and plus or minus (C) the Estimated Closing Adjustment Amount.

(c)

All payments required under Section 2.3(b) above shall be made by the wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three (3) Business Days prior to the Closing Date.

2.4	Adjustment of Purchase Price.

(a)

Within ninety (90) days following the Closing Date, the Purchaser shall prepare or cause to be prepared and deliver to the Sellers a calculation of the Net Working Capital, the Closing Date Cash Amount, the Closing Date Indebtedness, the Change of Control Payments, the Transaction Expenses and the final Closing Adjustment Amount (the “Preliminary Closing Adjustment Statement”), provided that if the final Closing Adjustment Amount is less than $100,000 (either positive or negative), the final Closing Adjustment Amount will be deemed to be zero for the purposes of the Preliminary Closing Adjustment Statement and no adjustment will be made unless and until the final Closing Adjustment Amount exceeds $100,000 (either positive or negative).

(b)

The Sellers shall have thirty (30) days following receipt of the Preliminary Closing Adjustment Statement during which to notify the Purchaser of any dispute of any item contained in the Preliminary Closing Adjustment Statement, which notice shall be in writing and shall set forth in reasonable detail the basis for such dispute (the “Disputed Items”). If the Sellers do not notify the Purchaser of any Disputed Items within such thirty (30) day period, the Preliminary Closing Adjustment Statement shall be deemed to be the Final Closing Adjustment Statement. The Purchaser and the Sellers shall cooperate in good faith to resolve any Disputed Items as promptly as possible, and upon such resolution, the Final Closing Adjustment Statement shall be prepared in accordance with the agreement of the Purchaser and the Sellers.

(c)

If the Purchaser and the Sellers are unable to resolve any Disputed Items within fifteen (15) days (or such longer period as the Purchaser and the Sellers shall mutually agree in writing) of notice of a dispute, the Parties shall engage, Smythe LLP, being a recognized independent accounting firm (the “Arbitrator”) to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on the Parties. The Arbitrator shall only decide the specific items under dispute by the Parties, and its decision for each of the Disputed Items must be within the range of values assigned to each such item in the Preliminary Closing Adjustment Statement and the Disputed Items, respectively, and the Arbitrator shall further limit its review to whether the Preliminary Closing Adjustment Statement or any component thereof contained mathematical errors and to whether the Preliminary Closing Adjustment Statement or any component thereof was calculated in accordance with this Agreement and the Accounting Principles. The Parties shall cooperate in good faith to assist the Arbitrator in connection with its work and to provide any information reasonably requested by the Arbitrator in connection therewith as promptly as possible. The Arbitrator shall use commercially reasonable efforts to complete its work within forty‑five (45) days of its engagement. The expenses of the Arbitrator shall be borne and paid 50% by the Sellers and 50% by the Purchaser. The calculation of the Net Working Capital as finally determined pursuant to this Section 2.4(c) is referred to herein as the “Final Closing Adjustment Statement” and the amount of the Closing Adjustment Amount set forth on the Final Closing Adjustment Statement is referred to herein as the “Final Closing Adjustment Amount”.

(d)

Within five (5) Business Days after the determination of the Final Closing Adjustment Statement in accordance with this Section 2.4, (i) if the Final Closing Adjustment Amount is greater than the Estimated Closing Adjustment Amount (such difference being referred to herein as the “Adjustment Surplus”), then (A) the Purchaser and the Sellers shall issue joint written instructions to the Escrow Agent to release the entire Adjustment Escrow Amount to the Sellers, and (B) the Purchaser shall pay to the Sellers’ Representative, on behalf of the Sellers, an amount equal to the Adjustment Surplus, or (ii) if the Estimated Closing Adjustment Amount is greater than the Final Closing Adjustment Amount (such difference being referred to herein as the “Adjustment Deficit”), then the Purchaser and the Sellers shall issue joint written instructions to the Escrow Agent to release (A) an amount equal to the Adjustment Deficit from the Adjustment Escrow Amount to the Purchaser, and (B) the balance, if any, of the Adjustment Escrow Amount (after release to the Purchaser of the amount set forth in the preceding clause (ii)(A)) to the Sellers; provided, however, if the Adjustment Escrow Amount is less than the Adjustment Deficit (such shortfall being referred to herein as the “Adjustment Escrow Shortfall”), then (x) the Purchaser and the Sellers shall issue joint written instructions to the Escrow Agent to release the entire Adjustment Escrow Amount to the Purchaser and (y) the Sellers shall pay to the Purchaser an amount equal to the Adjustment Escrow Shortfall. Any payment required under this Section 2.4(d) shall be made by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the Sellers or the Purchaser, as applicable, at least three (3) Business Days prior to the applicable payment date and shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes. In the event the Sellers fail to pay to the Purchaser an amount equal to the Adjustment Escrow Shortfall within five (5) Business Days after the determination of the Final Closing Adjustment Statement in accordance with this Section 2.4, the Purchaser shall have the right, in its sole and absolute discretion, to set‑off, reduce and offset the Earnout Payment by the amount of the Adjustment Escrow Shortfall if the Sellers’ failure to pay is continuing at the time of payment of the Earnout Payment.

2.5	Earnout Payment.

(a)

Subject to the terms and conditions of this Section 2.5, following the Closing Date, if the Company exceeds a minimum EBITDA of Four Million dollars ($4,000,000) for the period commencing on January 1, 2025 and ending on December 31, 2025 (the “Earnout Period”), the Sellers shall be entitled to receive an amount equal to three dollars ($3.00) for every dollar of EBITDA in excess of Four Million dollars ($4,000,000) (the “Earnout Payment”), provided that the maximum Earnout Payment payable under this Section 2.5 shall be Four Million dollars ($4,000,000). For the avoidance of doubt, the calculation of EBITDA shall be determined in accordance with Exhibit “A” and the Accounting Principles.

(b)	Within sixty (60) days after the end of the Earnout Period, the Purchaser shall prepare and deliver to the Sellers a calculation (the “Preliminary Earnout Statement”) of EBITDA for the Earnout Period.

(c)

The Sellers shall have fifteen (15) days following receipt of the Preliminary Earnout Statement during which to notify the Purchaser of any dispute to the Earnout Payment set forth on such Preliminary Earnout Statement, which notice shall be in writing and shall set forth in reasonable detail the basis for such dispute (the “Disputed Earnout Items”). If the Sellers do not notify the Purchaser of any Disputed Earnout Items within such fifteen (15) day period, the Preliminary Earnout Statement shall be deemed to be the Final Earnout Statement. The Purchaser and the Sellers shall cooperate in good faith to resolve any Disputed Earnout Items as promptly as possible, and upon such resolution, the Final Earnout Statement shall be prepared in accordance with the agreement of the Purchaser and the Sellers. The Purchaser shall pay the Sellers any amounts, or issue or cause to be issued the necessary Twin Disc Shares, required to be paid or issued, as applicable, pursuant to this Section 2.5, on or before March 31, 2026.

(d)

If the Purchaser and the Sellers are unable to resolve any Disputed Earnout Items within fifteen (15) days (or such longer period as the Purchaser and the Sellers shall mutually agree in writing) of notice of a dispute, the Parties shall engage the Arbitrator to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on the Parties. The Arbitrator shall only decide the specific items under dispute by the Parties, and its decision for each of the Disputed Earnout Items must be within the range of values assigned to each such item in the Preliminary Earnout Statement and the Disputed Earnout Items, respectively, and the Arbitrator shall further limit its review to whether the Preliminary Earnout Statement or any component thereof contained mathematical errors and to whether the Preliminary Earnout Statement or any component thereof was calculated in accordance with this Agreement and the Accounting Principles (except to the extent, if applicable, that the calculation of Net Working Capital deviates from the Accounting Principles). The Parties shall cooperate in good faith to assist the Arbitrator in connection with its work and to provide any information reasonably requested by the Arbitrator in connection therewith as promptly as possible. The Arbitrator shall use commercially reasonable efforts to complete its work by March 31, 2026. The expenses of the Arbitrator shall be paid by the Sellers, on the one hand, and the Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or the Purchaser, respectively, bears to the aggregate amount actually contested by or on behalf of the Sellers and the Purchaser.

(e)

Within five (5) Business Days after the determination of the Final Earnout Statement in accordance with this Section 2.5, the Purchaser shall pay to the Sellers’ Representative, on behalf of the Sellers, an amount equal to the Earnout Payment (if any) for the applicable Earnout Period as set forth on the Final Earnout Statement (net of the aggregate amount of any Change of Control Payments due and payable with respect to such Earnout Payment (plus the employer portion of any employment, payroll or other Tax withholdings or similar Taxes thereon), which the Purchaser, on behalf of the Company, shall pay or cause to be paid to the applicable payee(s) contemporaneously with the payment of the Earnout Payment). Any payment required under this Section 2.5 shall be made in by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the Sellers at least three (3) Business Days prior to the applicable payment date; provided, however, any Change of Control Payments due and payable with respect to such Earnout Payment shall be paid through payroll of the Company, net of any applicable income, employment, payroll or other Tax withholdings or similar Taxes thereon.

(f)

The Purchaser shall have the option to cause Twin Disc to pay the Sellers the Earnout Payment in (i) cash, or (ii) up to fifty percent (50%) of the Earnout Payment in Twin Disc Shares and the remainder of the Earnout Payment in cash. The number of the Twin Disc Shares shall be equal to the amount of the Earnout Payment being paid in Purchased Shares divided by the Applicable Share Price of a Twin Disc Share. The Purchaser shall provide written notice to the Sellers at the same time it delivers the Preliminary Earnout Statement of the combination of cash and Purchased Shares by which it intends to pay the Earnout Payment to the Sellers. The Sellers shall, and shall procure that each of their respective Affiliates, in connection with the Purchased Shares acquired as an Earnout Payment comply with the volume limitations of Rule 144 promulgated under the Securities Act of 1933, regardless if whether Rule 144 applies to the Seller or not.

(g)

The Sellers agree that any information or data provided under this Section 2.5 is confidential and proprietary in favor of the Purchaser and its Affiliates. The Sellers agree not to (i) use any such information or data other than for the purposes of reviewing, verifying or disputing the Earnout Payment or (ii) disclose any such information or data to any Person other than to its representatives who are assisting the Sellers in connection with any review, verification or dispute of the Earnout Payment.

(h)

The Sellers hereby acknowledge that the achievement of applicable results sufficient to result in any Earnout Payment is uncertain and that the Company and the Business may not achieve such level, and it is therefore not assured that the Sellers shall be entitled to any Earnout Payment. The Sellers further acknowledge that the Purchaser and/or its Affiliates shall, subject to Section 2.5(i), have the right to operate the Company and the Business and their respective businesses in a manner that they deem to be in the best interests of the Purchaser and/or its Affiliates and their respective equity holders; provided, however, that the Purchaser shall not take or omit to take any action with the primary intent or purpose to reduce, eliminate or avoid the Earnout Payment under this Agreement.

(i)	Notwithstanding Section 2.5(h), until the expiration of the Earnout Period, the Purchaser shall agree as follows:

(i)	to maintain accounting standards with respect to the Company in accordance with GAAP;

(ii)	to cause the Company to provide financial statements to at least the level of a Review Engagement Report;

(iii)	to operate the Business as a distinct profit centre from the business of the Purchaser and Twin Disc;

(iv)	to not, directly or indirectly, take any action with the primary intent or purpose of (i) delaying or preventing any Earnout Payment from being owed or (ii) reducing the amount of any Earnout Payment.

(j)	In calculating EBITDA during the Earnout Period, the Purchaser shall make the following adjustments and normalizations:

(i)

To the extent that EBITDA of the Company in 2024 is less than Three Million Nine Hundred and Seventy-Five Thousand Dollars ($3,975,000), the difference between such target EBITDA of the Company in 2024 and the actual EBITDA of the Company in 2024 will be deducted from the EBITDA of the Company during the Earnout Period.

(ii)	The Purchaser will exclude transfer pricing, and head office expense or similar expense allocation charged to the Company by Twin Disc or its Affiliates.

(iii)

EBITDA for the Earnout Period will exclude amounts charged or earned, as the case may be, to the extent that such amounts would not have been required to be recorded or reserved for in the financial statements of the Company in accordance with GAAP at Closing.

(k)

If the employment of any of the Principals is terminated by the Company during the Earnout Period for any reason other than cause, then without limiting any rights of such Principal or obligations of the Company in respect thereof, the Earnout Payment will be deemed to have been earned in full, regardless of the EBITDA of the Company during the Earnout Period, and will be payable in accordance with the terms of this Agreement.

(l)	For the avoidance of doubt, in no event shall the aggregate amount of the Earnout Payment payable by the Purchaser to the Sellers under this Section 2.5 exceed Four Million dollars ($4,000,000.00).

2.6	Withholding.

Notwithstanding any other provision of this Agreement, the Purchaser (or any agent of the Purchaser or any of its Affiliates), the Company, or the Sellers, as applicable, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and shall be timely and properly paid to the proper Governmental Entity.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser, severally and not jointly, and acknowledges that the Purchaser is relying on the following representations and warranties in connection with the purchase of the Purchased Shares, as follows:

3.1	Capacity.

Each Seller has the legal capacity to enter into and perform its obligations under this Agreement and each of the Sellers Ancillary Documents to which it is a party.

3.2	Authorization.

Each Seller has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by such Seller in connection with the transactions contemplated by this Agreement other than the employment agreements to be entered into by the Principals pursuant to Section 8.2(g) (collectively, the “Sellers Ancillary Documents”) and to perform such Seller’s obligations under this Agreement and the Sellers Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Sellers Ancillary Documents by each Seller, the performance by such Seller of their obligations under this Agreement and the Sellers Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Sellers Ancillary Documents have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been, and the Sellers Ancillary Documents shall be as of the Closing Date, duly executed and delivered by each Seller and do or shall, as the case may be, constitute valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.3	Title to Purchased Shares.

Each Seller is the sole and unconditional owner of the Purchased Shares set forth beside its name in Schedule 2.1, with good, valid and marketable title thereto, free and clear of all Liens. The Seller is hereby transferring good and valid title to all of the Purchased Shares to the Purchaser, free and clear of all Liens.

3.4	No Other Agreements to Purchase.

Except for the Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Laws, pre‑emptive or contractual) capable of becoming such for the purchase or acquisition from the Seller of any of the issued and outstanding shares or other securities of the Company, including but not limited to the Purchased Shares.

3.5	Residence of Seller.

Unless otherwise disclosed on Schedule 2.1, each Seller is not a non‑resident of Canada for the purposes of the Tax Act and is not a United States citizen or a green card holder.

3.6	No Conflict.

The execution, delivery and performance by the Seller of this Agreement and the Sellers Ancillary Documents to which the Seller is a party:

(a)

do not and shall not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) constitute or result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms, conditions or provisions of any Contracts to which the Seller is a party or pursuant to which any of its assets or property may be affected;

(b)

do not (or would not with the giving of notice, the lapse of time, or both, or the occurrence of any other event or condition) result in the creation or imposition of any Liens upon any property or asset of the Seller; and

(c)	shall not result in any violation of any Laws.

3.7	Litigation.

There are no existing (i) actions, complaints, claims, grievances, suits or proceedings by any Person, (ii) arbitration or alternative dispute resolution processes or (iii) any administrative or other proceedings by or before any Governmental Entity, or, to the Knowledge of the Seller, pending or threatened against the Seller which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

3.8	Required Governmental Authorizations and Consents.

To the Knowledge of the Seller there is no requirement of the Seller to make any filing with, give any notice to, or obtain or maintain any governmental authorization or the consent or authorization of any other Person as a condition to the lawful completion of the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each of the Key Shareholders hereby represents and warrants to the Purchaser, jointly and severally, and acknowledges that the Purchaser is relying on the following representations and warranties in connection with the purchase of the Purchased Shares, as follows:

4.1	Organization.

The Company is a company duly amalgamated, validly existing and in good standing under the Laws of the Province of British Columbia. The Company has all requisite power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. The Company has heretofore delivered to the Purchaser true, correct and complete copies of its charter documents as currently in effect and its corporate record books with respect to actions taken by its directors and shareholders. Schedule 4.1 contains a true and correct list of the jurisdictions in which the Company is qualified or registered to conduct the Business.

4.2	Capitalization.

Schedule 2.1 hereto accurately and completely sets forth the capital structure of the Company by listing thereon the ownership interests of the Company which are authorized, and which are issued and outstanding. With respect to the Purchased Shares, the Purchased Shares (a) represent any and all ownership interests in the Company, (b) are held of record and beneficially owned as set forth on Schedule 2.1, free and clear of any Liens, and (c) were not issued in violation of the pre‑emptive rights of any person or any agreement or Laws by the Company at the time of issuance was bound. Except as disclosed on Schedule 2.1, (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the ownership interests in the Company, other than this Agreement; (ii) there are no outstanding contracts or other agreements, including without limitation shareholders’ or similar agreements, of the Company or any other Person to purchase, redeem or otherwise acquire any outstanding ownership interests in the Company, or securities or obligations of any kind convertible into any ownership interests in the Company; (iii) except as set out in Schedule 2.1 or as may be declared or deemed to be declared pursuant to Section 7.1(e) or any other arrangement mutually agreed to in writing between the Parties in connection with Closing, there are no dividends which have accrued or been declared but are unpaid on the ownership interests in the Company or which could become payable as a result of the transactions contemplated in this Agreement; and (iv) there are no outstanding or authorized stock option, stock appreciation, restricted stock, restricted stock units, phantom stock, profit interests, warrants or similar rights with respect to the Company and/or any ownership interests in the Company.

4.3	Subsidiaries.

The Company does not own, directly or indirectly, any share capital or other equity securities or interests in any other non‑individual Person.

4.4	Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Sellers Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Sellers Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Sellers Ancillary Documents by the Sellers or the Principals does not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of the Company, (b) except as set forth on Schedule 4.12(b), the Company Contracts or any other contract, agreement, permit, franchise or license applicable to the Company or the Sellers or any of them, or (c) any Laws to which the Company or the Sellers or any of them is a party or by which the Company or the Sellers or any of them or any of their respective properties are bound. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or the Sellers or any of them in connection with the execution, delivery or performance of this Agreement or the Sellers Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

4.5	Real Property.

The Company does not own and has never owned any interest in any real property. Schedule 4.5 sets forth the address of each real property that the Company is currently leasing, subleasing or otherwise occupied or, for the past ten (10) years, have ever leased, subleased or otherwise occupied by the Company. True and complete copies of all leases (including all amendments, extensions, renewals and guaranties with respect thereto) for each such Leased Real Property (including the date and name of the parties to such lease document) (the “Leases”) have been provided to the Purchaser. Except as set forth on Schedule 4.5, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Key Shareholders, there are no disputes with respect to such Lease; (iii) neither the Company nor to the Knowledge of the Key Shareholders, any other party to the Leases is in breach or default under such Lease, and to the Knowledge of the Key Shareholders, no event has occurred which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

4.6	Title to Personal Property; Condition of Assets; Related Matters.

(a)

Except as set forth in Schedule 4.6, the Company has good title to, or a valid and binding leasehold or license interest in, all of the tangible personal property and assets of the Company, free and clear of all Liens (other than Permitted Liens). Except as set forth in Schedule 4.6, all equipment and other items of tangible personal property and assets of the Company are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are usable in the regular and ordinary course of business and conform in all material respects to all applicable Laws, and the Sellers have no Knowledge of any material defects or problems with any of such equipment, tangible property or assets. No Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Lease Real Property, except for the leased items that are subject to personal property leases. The Sellers have provided to the Purchaser a true, correct and complete list and general description of each item of personal property of the Company having an original cost of more than $25,000.

(b)

Except as set forth in Schedule 4.6, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible property and assets leased or owned by the Company are structurally sound, are in good operating condition, repair and maintenance, ordinary wear and tear excepted, free from defects, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible property and assets leased or owned by the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(c)

The assets, properties and rights of the Company constitute, on a combined basis, all of the assets, properties and rights used in, or necessary and sufficient to conduct, the operations of the Business as currently conducted. Without limiting the generality of the foregoing, no Seller owns any assets, properties or rights used in, or necessary to conduct, the operations of the Business in accordance with the past practices of the Company.

4.7	Financial Statements.

The Company has delivered to the Purchaser the following (collectively, the “Financial Statements”): (a) the audited balance sheet of the Company (including the related notes and schedules) and the statements of income, retained earnings and cash flows for the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023, and (b) the unaudited balance sheet of the Company, prepared on a combined basis, as at December 31, 2024 (the “Latest Balance Sheet”) and the income statement of the Company, prepared on a combined basis, for the twelve (12) month period then ended, which have been internally prepared by the management of the Company. Copies of the Financial Statements are attached hereto as Schedule 4.7. Except as expressly noted on Schedule 4.7, the Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated. Except as expressly noted on Schedule 4.7, each of the balance sheets included in such Financial Statements (including the related notes and schedules) are based on the books and records of the Company, and fairly and accurately presents, in all material respects, the financial position of the Company as of the date of such balance sheet, and each of the profit and loss statements included in such Financial Statements (including any related notes and schedules) fairly and accurately presents, in all material respects, the results of operations of the Company for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved. Since December 31, 2023, there has been no change in any of the accounting (or tax accounting) policies, practices or procedures of the Company.

4.8	No Undisclosed Liabilities.

(a)

The Company does not have any liabilities or obligations (whether absolute, known, unknown, accrued, unliquidated, contingent or otherwise) of the nature required to be disclosed or reflected on a balance sheet prepared in accordance with GAAP, which are not adequately reflected or provided for in the Latest Balance Sheet, except liabilities and obligations (i) reflected in the applicable Latest Balance Sheet, (ii) that are not (singly or in the aggregate) material to the Company, taken as a whole, and have been incurred since the date of the Latest Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law) or (iii) set forth on Schedule 4.8.

(b)

Except as disclosed on Schedule 4.8(b), the Company has not applied for or received (i) any support payments, loans, benefits or other incentives from any Governmental Entity or financial institution that have been provided as a result of COVID‑19 (including, without limiting the generality of the foregoing, the Canada Emergency Business Account (CEBA) interest‑free loans, Canada Emergency Wage Subsidy, Canada Emergency Rent Subsidy, Work‑Sharing Program, Loan Guarantee for Small and Medium‑Sized Enterprises offered through Export Development Bank of Canada, Co‑Lending Program for Small and Medium‑Sized Enterprises offered through the Business Development Canada), which the Company could be required to repay following the Closing, whether in whole or in part, to any Person; or (ii) any rent reductions or rent deferrals that have been provided as a result of COVID‑19 (including, without limiting the generality of the foregoing, through the Canada Emergency Commercial Rent Assistance program), which the Company could be required to repay or otherwise settle following the Closing, whether in whole or in part, to or with any Person.

4.9	Absence of Certain Changes.

Since December 31, 2023, the Company has conducted its business in the ordinary course of business and has extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations in the ordinary course of business consistent with past practice. Except as set forth in Schedule 4.9, with respect to the Company and the Business, since December 31, 2023, there has not been:

(a)	any Material Adverse Effect;

(b)	any damage, destruction, loss or casualty to property or assets of the Company with a value in excess of $25,000 whether or not covered by insurance;

(c)	any new line of business entered into by the Company or entry into any agreement, transaction or activity or make any commitment except those in the ordinary course of business;

(d)

any failure by the Company to maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

(e)

failure by the Company to duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Entity or failure by the Company to promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(f)

any authorization for issuance, issue, and delivery any additional ownership interests or securities convertible into or exchangeable for ownership interests, or issuance or grant of any right, option or other commitment for the issuance of its ownership interests or of such securities;

(g)	any amendment or modification of its charter documents;

(h)

any declaration of any dividend, any payment or set aside for payment of any dividend or other distribution, or any payment to any related parties of the Company other than the payment of salaries in the ordinary course of business or any dividend arising pursuant to Section 7.1(e) or any other arrangement mutually agreed to in writing between the Parties in connection with Closing;

(i)	any creation of any Subsidiary, any acquisition of share capital or other equity securities of any corporation, or any acquisition of any equity or ownership interest in any business or entity;

(j)

any disposal of or permitting the lapse of any right to the use of any patent, trademark, trade name, service mark, license or copyright of the Company (including any of the Company Intellectual Property), or any disposal of or disclosure to any Person of, any trade secret, formula, process, technology or know‑how of the Company not heretofore a matter of public knowledge;

(k)

any (i) other than in the ordinary course of business, sale of any asset, (ii) creation, incurrence, or assumption of any indebtedness, (iii) grant, creation, incurrence, or suffering to exist of any Liens other than in the ordinary course of business, (iv) incurrence of any liability or obligation (absolute, accrued or contingent) except in the ordinary course of business consistent with past practice, (v) write‑offs of any guaranteed checks, notes, or accounts receivable except in the ordinary course of business consistent with past practice, (vi) write‑downs of the value of any asset or investment on the Company’s books or records, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (vii) cancellation of any debt or waiver any claims or rights, (viii) commitment to make any capital expenditure in excess of $25,000 in the case of any single expenditure or $50,000 in the case of all capital expenditures other than as set out in Schedule 4.6, or (ix) entry into any Contract (A) involving an annual commitment or annual payment to or from the Company of more than $25,000 individually, or (B) that is outside the ordinary course of business or otherwise material to the Company;

(l)

any material increase in any manner to the base compensation (salary or wage rate), bonus or bonus opportunity, incentives, severance benefits, or other remuneration of, or entry into any new compensation, bonus, incentive, severance benefits, or similar payments or agreement or arrangement with or remuneration for, any of its current or former officers, employees, directors, independent contractors or other service providers outside the ordinary course of business, and except for the raise given to all employees on January 1, 2024 (approximately 5%);

(l.1)	any change in control or similar payments with or remuneration for, any of its current or former officers, employees, directors, independent contractors, other service providers or shareholders;

(m)

any payment or agreement to pay any additional pension, retirement allowance or other employee benefit under any Benefit Plan (or any benefit or compensation plan, program, policy, contract or arrangement that would be a Benefit Plan if in effect on the date hereof) to any employee, officer, director, independent contractor or other service provider, whether past or present, or any spouse, beneficiary or dependent thereof or any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of any such compensation or benefits outside the ordinary course of business;

(n)

any adoption, amendment, or termination of any Benefit Plan or any increase in the benefits provided under any Benefit Plan, or any promise or commitment to undertake any of the foregoing, other than renewals in the ordinary course of business;

(o)	any amendment or entry into a collective bargaining agreement;

(p)

any amendment or termination of any employment, retention, bonus, incentive, severance, consulting, or other compensation agreement or entry by the Company into any new employment, retention, bonus, incentive, severance, consulting or other compensation agreement outside the ordinary course of business;

(q)

any failure to perform in all material respects all of its obligations under all Company Contracts, any default or cause to exist any event or condition which with notice or lapse of time or both would constitute a default under any Company Contract (except those being contested in good faith), or any entry into, assumption of or amendment to any Contract that is or would be a Company Contract;

(r)	any payment, discharge, or satisfaction of any claim, liability or obligation (absolute, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(s)	any increase in any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

(t)	any material change in the coverage amounts or scope of coverage of the policies of insurance maintained by the Company or any lapse in the effectiveness of such policies;

(u)

any election (or any change or revocation of any election) relating to Taxes other than any election contemplated in Section 7.1(d), any change to any Tax accounting period, any adoption or change to any method of Tax accounting, any filing of any amended Tax Return, any entry into any Tax closing agreement, any settlement or compromise of any Tax claim or liability (other than the payment of Taxes or collection of refunds in the ordinary course of business), any agreement or consent to any extension or waiver of any statute of limitations with respect to any assessment or determination of any Taxes, or any surrender any right to claim a Tax refund;

(v)	any change in the Company’s cash management practices, other than in the ordinary course of business consistent with past practice; and

(w)	any authorization, or commitment, or agreement to take, any of the foregoing actions.

4.10	Legal Proceedings.

(a)

Except as set forth in Schedule 4.10(a), there are no suits, demands, actions, claims, arbitration, proceedings or investigations pending or, to the Knowledge of the Key Shareholders, threatened against, relating to or involving the Company or the property of the Company before any Governmental Entity. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

(b)

There are no suits, demands, actions, claims, arbitration, proceedings, or investigations pending or, to the Knowledge of the Key Shareholders, threatened against or by the Sellers or any of them or any Affiliate of the Sellers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.11	Compliance with Laws.

The Company is (and has been at all times during the past five (5) years) in compliance in all material respects with all applicable Laws (including, without limitation, applicable Laws relating to the health and safety of employees). The Company has not been charged with and, to the Knowledge of the Key Shareholders, is not now under investigation with respect to, a violation of any applicable Law, the Company has not received any written communication from any Governmental Entities or other Person alleging noncompliance in any material respect with any applicable Law.

4.12	Company Contracts.

(a)

Schedule 4.12(a) sets forth a true, correct and complete list of the following contracts, agreements, leases, licenses, commitments or other instruments (each, a “Contract”) to which the Company is a party or by which the Company is otherwise bound (collectively, the “Company Contracts”):

(i)

bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;

(ii)	the Leases and any leases or licenses of personal property involving an annual commitment or payment of more than $25,000 individually by the Company;

(iii)

Contracts that (A) limit or restrict the Company or its Affiliates, or any officers, directors, employees, equity holders, agents or representatives of the Company (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (B) create or purport to create any exclusive or preferential relationship or arrangement relating to the Company; (C) otherwise restrict or limit the ability of the Company or its Affiliates to operate or expand any line of business; or (D) impose, or purport to impose, any obligations or restrictions on Affiliates of the Company with respect to the Business;

(iv)	Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $25,000;

(v)

Contracts (A) that are an employment, consulting or other Contract relating to the employment of or performance of services by any current or former employee, officer, director, independent contractor or other service provider of the Company, other than any such Contract that is terminable “at will” or in accordance with applicable Law on thirty (30) days’ or less notice and without any obligation on the part of the Company to make any severance, termination, change in control, transaction, sale or similar payment or to provide any other compensation or benefit; (B) pursuant to which the Company is or may become obligated to pay any compensation, bonuses, options, phantom rights or other equity, pensions, deferred compensation, profit sharing, fringe benefits, severance, termination, change in control, transaction, sale, Tax gross‑up or similar payments or to provide any other compensation or benefits to any current or former employee, officer, director, independent contractor or other service provider of the Company; or (C) pursuant to which the Company is or may become obligated to make any bonus, incentive, commission‑based, deferred compensation or similar payment (other than payments constituting base salary or wages) to any current or former employee, officer, director, independent contractor or other service provider of the Company or that provides for any compensation, payments or benefits upon the execution hereof or the Closing or in connection with the transactions contemplated hereby (including without limitation in connection with any termination of employment or other service on or prior to the Closing), to the extent not already disclosed in Schedule 4.14;

(vi)	Contracts granting any Person a Lien on all or any part of the Company’s assets;

(vii)	Contracts granting to any Person an option or a right of first refusal, first‑offer or similar preferential right to purchase or acquire any of the assets or equity of the Company;

(viii)	Contracts with any consultant, independent contractor or other service provider relating to the administration, operation, funding, investment or other aspects of any Benefit Plan;

(ix)

Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, other than licenses of commercially available software to the Company;

(x)

joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows or requiring payments or other distributions based on such profits, revenues or cash flows;

(xi)	Contracts with any Top Customers or Top Vendors which, either individually or in the aggregate over the last 12 months, have a value in excess of $40,000;

(xii)	Contracts with any Governmental Entity; and

(xiii)

Contracts (other than those described in Sections 4.12(a)(i) through 4.12(a)(xii)): (A) involving an annual commitment or annual payment to or from the Company of more than $40,000 individually or (B) that are outside the ordinary course of business.

(b)

Schedule 4.12(b) sets forth a list of all Company Contracts (i) that contain a restriction on, or payment as a result of, a change of control of the Company or (ii) pursuant to which a breach, default, violation, conflict or termination right would result upon the consummation of the transactions contemplated by this Agreement, absent the notice to or consent of the other party to such Company Contract.

(c)

True, correct and complete copies of all Company Contracts have been provided to the Purchaser. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, as applicable, and, to the Knowledge of the Key Shareholders, each other party to such Company Contracts. Since the Control Date, there are no existing defaults or breaches of the Company under any of its Company Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and the Company has not received any notice alleging a default or breach under any of its Company Contracts from any third party thereto. Since the Control Date, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Company Contract. Except as otherwise disclosed in Schedule 4.12(c), the Company is not participating in any discussions or negotiations regarding modification of or amendment to any of its Company Contracts (other than renewals on the same terms in the ordinary course of business) or entry into any new material Contract.

4.13	Tax Matters.

Except as otherwise disclosed in Schedule 4.13:

(a)	Each of the Key Shareholders is not a non‑resident of Canada for purposes of the Tax Act;

(b)

The Company has prepared and duly and timely filed all federal, provincial, municipal, local and foreign returns, information statements, forms, elections, designations, reports and any other filings related to Taxes and CEWS Returns required to be filed by it on or before Closing (collectively, “Tax Returns”, and each a “Tax Return”), has timely paid all Taxes which are due and payable on or before the Closing Date and all such Tax Returns are true and complete. The Company has made adequate provision for Taxes in the Financial Statements for the period ended on the date thereof. The Company has made adequate and timely instalments of Taxes required to be made. The information contained in such Tax Returns and CEWS Returns is correct, complete and accurate in all material respects.

(c)	Since the date of the Latest Balance Sheet, the Company has only incurred liabilities for Taxes arising in the ordinary course of the Business.

(d)

All Tax Returns of the Company have been assessed for periods ending on or before December 31, 2023, and there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax of the Company or any outstanding objections to any assessment or reassessment of Taxes. Any Taxes assessed or reassessed have been paid and settled.

(e)	The Company has not received any indication from any taxation authority that an assessment or reassessment of Tax is proposed.

(f)

Since the Control Date, the Company has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes required to be withheld and has timely paid such amounts when due, in the form required under applicable Laws, or if not yet due, made adequate provision in its books and records for the payment of such amounts to the proper receiving authorities.

(g)

The Company has collected from any of the past and present customers (or other Persons paying amounts to the Company) the amount of all Taxes (including goods and services tax and provincial sales taxes) which the Company calculated as required to be collected and has timely paid such Taxes when due, in the form required under applicable Laws or made adequate provision in its books and records for the payment of such amounts to the proper receiving authorities.

(h)

The Company is not subject to any current or outstanding assessments or reassessments with respect to Taxes which shall result in any liability on its part in respect of any period ending on or prior to the Closing Date and none are, to the Knowledge of the Key Shareholders, pending.

(i)	There are no Liens for Taxes upon any of the assets of the Company, except Liens for current Taxes not yet due and payable;

(j)

The Company has not been, and is not currently, required to file any Tax Returns or other filings with any taxation authority located in any jurisdiction outside Canada. The Company has not been notified by any Governmental Entity in a jurisdiction where it does not file Tax Returns that the Company is subject to Tax or required to file Tax Returns in such jurisdiction.

(k)

None of sections 15, 17, 18(4), 67, 78, 79, 79.1 or 80 to 80.04 of the Tax Act, or any corresponding provision of applicable federal, state, provincial or territorial Laws, have applied or will apply to the Company at any time up to and including the Closing Date;

(l)

The Company has not acquired any property with a Fair Market Value greater than $5,000.00 or which is otherwise material to the Business from a Person not dealing at arm’s length with it, within the meaning of the Tax Act (or any applicable Laws of any province or any other jurisdiction regarding Taxes), for consideration with a value less than the Fair Market Value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act or section 325 of the Excise Tax Act (Canada) (or any corresponding provision of applicable federal, state, provincial or territorial Laws or any other jurisdiction regarding Taxes);

(m)

The Company has not acquired any property with a Fair Market Value greater than $5,000.00 or which is otherwise material to the Business from a non-arm’s length Person, within the meaning of the Tax Act (or any applicable Laws of any province or any other jurisdiction regarding Taxes), for consideration, the value of which was, as of the date of the acquisition, in excess of the Fair Market Value thereof and which could subject it to a liability under the Tax Act or the Excise Tax Act (Canada) (or any corresponding provision of applicable federal, state, provincial or territorial Laws or any other jurisdiction regarding Taxes). The Company has not disposed of any property with a Fair Market Value greater than $5,000.00 or which is otherwise material to the Business to a non-arm’s length Person, within the meaning of the Tax Act (or any applicable Laws of any province or any other jurisdiction regarding Taxes), for consideration, the value of which was, as of the date of the disposition or rendering, less than the Fair Market Value thereof and which could subject it to a liability under the Tax Act or the Excise Tax Act (Canada) (or any corresponding provision of applicable federal, state, provincial or territorial Laws or any other jurisdiction regarding Taxes);

(n)	None of the Purchased Shares are taxable Canadian property (within the meaning of subsection 248(1) of the Tax Act.

(o)	At no time has the Company paid dividends or deemed dividends that create a liability under Part VI.1 of the ITA.

(p)	Other than as disclosed, the Company is a Canadian-controlled private corporation, as defined in the Tax Act, and has been a Canadian-controlled private corporation continuously since January 1, 2021.

(q)

The Company has not ever filed or been party to any election pursuant to sections 83 or 85 of the Tax Act or the corresponding provisions of any provincial statute, other than the anticipated subsection 83(2) elections made or deemed to have been made to distribute capital dividends in connection with the 111(4)(e) Designation, as set out in Section 7.1(e).

(r)

There is no Contract, plan or arrangement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable Law other than reimbursements of a reasonable amount of entertainment expenses and other non‑deductible expenses that are commonly paid by similarly situated businesses in reasonable amounts.

(s)

The Key Shareholders have delivered to the Purchaser copies of all federal, provincial, state, local and foreign Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2019.

(t)

Except for changes in cost amounts arising out of the Parties pre-Closing tax elections pursuant to Section 7.1(d), the Company’s cost amounts, as defined in the Tax Act, in respect of the assets are accurately reflected on its Tax Returns and records that have been provided to the Purchaser.

(u)

All research and development investment tax credits (“ITCs”) for prior fiscal years were claimed by the Company in accordance with the Tax Act and the relevant provincial tax legislation. The Company has satisfied at all times the relevant criteria and conditions entitling the Company to such ITCs. All refunds of ITCs received or receivable by the Company in any taxation year were claimed in accordance with the Tax Act and the relevant provincial tax legislation. The Company has satisfied at all times the relevant criteria and conditions entitling the Company to claim a refund of such ITCs.

(v)

All CEWS claimed by the Company were claimed in accordance with the Tax Act, and the Company has satisfied at all times the relevant criteria and conditions entitling the Company to such CEWS. The Company has not claimed or received any other federal, provincial, territorial, municipal, foreign or other Governmental Entity COVID‑19 related subsidy, grant or benefit to which it was not entitled.

(w)	The Company is a “private issuer” as defined in Section 2.4 of National Instrument 45‑106 Prospectus Exemptions.

4.14	Employees.

Schedule 4.14 contains a true and complete list of all of the employees, including co‑employees, (whether full‑time, part‑time or otherwise) and independent contractors of the Company as of the date hereof, specifying their annual salary, hourly wages, position, length of service, annual vacation entitlement in days and the allocation of amounts paid and other benefits provided to each of them, respectively, consulting or other independent contractor fees, and for each current employee their annual vacation entitlement in days, their accrued and unused vacation days as of the Closing Date, any other annual paid time off entitlements in days, and their accrued and unused days of such other paid time off as of the Closing Date, if any, together with an appropriate notation next to the name of any such employee or independent contractor on such list who is subject to any written employment agreement or any other written offer letter or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor. The Company is not delinquent in any payments to any employees or independent contractors for any wages, salaries, commissions, bonuses, fees or other direct compensation or benefits due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or independent contractors. Except as specifically noted on Schedule 4.14, (a) the Company is not party to or bound by any contracts, consulting agreements or termination or severance agreements in respect of any officer, employee or former employee, consultant or independent contractor of the Company, (b) no employee, consultant or independent contractor of the Company is entitled to any severance or other termination payment, whether pursuant to any contract, policy or otherwise, in the event of the termination of such Person’s employment or engagement with the Company, and (c) all compensation, including wages and vacation pay, commissions and bonuses, accrued or payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof, with the exception of base salary or hourly wages for the current pay period that are payable on the Company’s next regular payroll date, have been paid in full or accurately reflected on the books and records of the Company, and there are no outstanding agreements, understandings or commitments of the Company or any of its Affiliates with respect to any compensation, commissions or bonuses. The Company has provided to the Purchaser true, correct and complete copies of each such employment agreement, offer letter or other document respecting the terms of employment of any employee. Neither the Company nor the Sellers or any of them has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Schedule 4.14, all employees of the Company are active on the date hereof, not on any sort of leave of absence, furlough or temporary layoff (with or without any right to return to work) and, to the Knowledge of Sellers, none has expressed any intention to terminate employment with the Company.

4.15	Benefit Plans.

(a)

Schedule 4.15(a) contains a list of each employee benefit, supplemental unemployment benefit, deferred compensation, bonus, profit sharing, termination, pension, health, welfare, medical, dental, disability, life insurance, retirement, incentive, stock option, restricted stock, stock purchase, stock appreciation right, phantom equity, change in control, health, welfare, medical, dental, disability, group savings and fringe‑benefit agreement, and similar plans, policies and programs, arrangements or practices relating to current or former employees of the Company, current or former officers or directors of the Company, current or former consultants or other service providers of the Company, or the beneficiaries or dependents of any such Persons and is maintained, sponsored, or contributed to by the Company or for which the Company has any liabilities or obligations (contingent or otherwise), whether written or oral, funded or unfunded, insured or self‑insured, registered or unregistered (as listed in Schedule 4.15(a) in respect of the Company, each a “Benefit Plan”), other than government‑sponsored employment insurance, workers’ compensation, parental insurance, health insurance or pension plans.

(b)

The Company has delivered to the Purchaser complete and accurate copies of all the Benefit Plans, together with all related documentation, including funding and investment management agreements, investment policy, summary plan descriptions, member booklets, the most recent Financial Statements and asset statements, and all non‑routine correspondence with all Governmental Entities or other relevant Persons. No changes have occurred or are expected to occur which would affect the information contained in the information required to be provided to the Purchaser pursuant to this Section 4.15(b).

(c)

All of the Benefit Plans are and have been established, registered, invested and administered, in all respects, in accordance with their terms and all Laws, including all Tax Laws where same is required for preferential Tax treatment. To the Knowledge of the Key Shareholders, no fact or circumstance exists that could adversely affect the preferential Tax treatment ordinarily accorded to any such Benefit Plan.

(d)

All obligations regarding the Benefit Plans have been satisfied, there are no outstanding breaches, defaults or violations by any party to any Benefit Plan, and no Taxes, penalties or fees are owing or due and payable under or in respect of any of the Benefit Plans.

(e)

No Benefit Plan is subject to any pending or threatened investigation, examination or other proceeding, action or claim initiated by any Governmental Entity or by any other Person (other than routine claims for benefits).

(f)

All contributions or premiums required to be collected and remitted or paid by the Company under the terms of each Benefit Plan or by Law have been collected and remitted or paid in a timely fashion and are properly recorded in the books and records of the Company or either of them and in the financial statements. The Company has not any liability or obligation whether absolute, accrued or contingent (other than liabilities or obligations accruing after the date hereof), with respect to any of the Benefit Plans. Contributions or premiums for the period up to the date hereof have been paid or collected and remitted by the Company within the time required by applicable Laws.

(g)

The Company may unilaterally amend or terminate, subject to required notice periods, in whole or in part, each Benefit Plan to which it is a party, subject only to approvals required by applicable Laws.

(h)	No commitments to improve or otherwise amend any Benefit Plan have been made except as required by applicable Laws.

(i)	No insurance policy or any other agreement affecting any Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.

(j)

Since the Control Date, all employee data necessary to administer each Benefit plan in accordance with its terms and conditions and all Laws is in possession of the Company and such data is complete and accurate in all material respects, and in a form which is sufficient for the proper administration of each Benefit Plan.

(k)	No advance Tax ruling been sought or received in respect of any Benefit Plan.

(l)	None of the Benefit Plans provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

(m)

No Benefit Plan, arrangement or agreement exists that could require as a result of the transactions contemplated by this Agreement (i) the payment to any Person of any money, benefits or other property; (ii) accelerated or increased funding requirements for any Benefit Plan; or (iii) the acceleration or provision of any other increased rights or benefits to any Person.

(n)

The Company has not ever sponsored, administered, contributed to or been obligated to contribute to: (i) a “registered pension plan” within the meaning of subsection 248(1) of the Tax Act; (ii) a “retirement compensation arrangement” within the meaning of subsection 248(1) of the Tax Act; (iii) an “employee life and health trust” within the meaning of subsection 248(1) of the Tax Act; or (iv) a “health and welfare trust” within the meaning of Canada Revenue Agency Income Tax Folio S2‑F1‑C1. No Benefit Plan is intended to be or has ever been found or alleged by a Governmental Entity to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act.

(o)	No Benefit Plan has a situs of, or is subject to the Laws of, the United States, and no employee of the Company is a United States taxpayer.

4.16	Labour Relations.

(a)

Except as set forth on Schedule 4.16(a), (i) the Company is not a party to or bound by any collective bargaining agreement or other agreement or obligation of any sort with any labour union, and no collective bargaining agreement is currently being negotiated, (ii) there are no ongoing strikes or other work stoppages involving any employees of the Company, and there are no labour disputes by any labour organization in progress or pending or, to the Knowledge of the Key Shareholders, threatened against the Company, (iii) the Company has not encountered any labour union organizing activity, nor had any actual, or to the Knowledge of the Key Shareholders, threatened employee strikes, work stoppages, slowdowns or lockouts, or other claims or disputes relating to any labour, safety or employment matters involving any employee, including discrimination complaints, (iv) there are no charges of unfair labour practices or unlawful discrimination or harassment pending before any Governmental Entity involving or affecting the Company, and (v) the Company has complied with all employment verification procedures, as such procedures relate to all employees of the Company.

(b)

Except as set forth on Schedule 4.16(b), the Company is and, since the Control Date, has been at all times in compliance in all material respects with all applicable Laws respecting labour, employment, human rights, pay equity, fair employment practices, work place safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, and wages and hours. All individuals characterized and treated by the Company as independent contractors or consultants of the Company are properly treated as independent contractors under all applicable Laws and the Company has not received any notice from any Governmental Entity disputing such classification. All employees classified as exempt under the federal, provincial, state and local wage and hour Laws are properly classified. There are no suits, demands, actions, claims, arbitration, proceedings or investigations against the Company pending or, to the Knowledge of the Key Shareholders, threatened to be brought or filed by or with any Governmental Entity or arbitrator in connection with the employment or engagement of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including any claim relating to unfair labour practices, employment discrimination, harassment, retaliation, reprisal, equal pay, wage and hours or any other employment‑related matter arising under applicable Laws, nor have any events occurred which may give rise to, or serve as a basis for, any such suit, demand, action, claim, arbitration, proceeding or investigation. The Company is not now and, since the Control Date, has not ever been a party to or otherwise bound by any citation or order by any Governmental Entity relating to employees or employment practices.

4.17	Insurance Policies.

Schedule 4.17 contains a complete and correct list of all insurance policies carried by or for the benefit of the Company, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. The Company maintains insurance against all risks and in amounts required to be insured by the terms of the Company Contracts. All insurance policies and bonds with respect to the business and assets the Company are in full force and effect and shall be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Closing Date, and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years.

4.18	Intellectual Property.

(a)

Schedule 4.18(a) sets forth a true, correct and complete list of all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any Governmental Entity and owned by, filed in the name of, or licensed to the Company (collectively, the “Company Registered Intellectual Property”).

(b)

Schedule 4.18(b) sets forth a true, correct and complete list of all Software used or held for use by the Company (excluding shrink‑wrap, click‑wrap, or other similar agreements for commercially available off‑the‑shelf software with annual license or subscription fees or a replacement value of less than $5,000 per licence).

(c)

All of the Company Intellectual Property (other than the Company Licensed Intellectual Property) is owned exclusively by the Company. The Company has the full right to use the Company Intellectual Property for the life thereof (except for Company Licensed Intellectual Property disclosed to the Purchaser which is for the length of the applicable license) for any purpose in connection with the Business, free from any (i) Liens (subject to the terms and conditions of all licenses and related restrictions disclosed to the Purchaser for the Company Licensed Intellectual Property), and (ii) requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever (except for the Company Licensed Intellectual Property disclosed to the Purchaser which is subject to the terms of the applicable license).

(d)

The Company Intellectual Property is all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder shall not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of the Company’s continued right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e)

Since the Control Date, the conduct of the Company does not infringe or otherwise conflict with any rights of any Person in respect of Intellectual Property, including with respect to user interface or “look/feel” of the Company’s services or products, and the Company has not received any written notice or claim alleging infringement or other conflict with any rights of any Person in respect of Intellectual Property. To the Knowledge of the Key Shareholders, none of the Company Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from the Company.

(f)

No claim or demand of any Person has been made or, to the Knowledge of the Key Shareholders, threatened, nor is there any litigation that is pending or, to the Knowledge of the Key Shareholders, threatened, that (i) challenges the rights of the Company in respect of the Company Intellectual Property, or (ii) asserts that the Company are infringing or otherwise in conflict with, or are required to pay any royalty, license fee, charge or other amount in regard to, any Intellectual Property. The Sellers or any of them are not aware of any facts or circumstances that could reasonably be expected to give rise to any such action.

(g)

The items of Company Registered Intellectual Property that have been duly registered with, filed in or issued by, as the case may be, the applicable domestic or foreign filing offices, remain in full force and effect.

(h)

All Company Intellectual Property which the Company purports to own was developed by (i) an employee of the Company working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons, and in each case all such employees, agents, consultants, contractors or other Persons have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all intellectual property rights in the Company Intellectual Property and waived moral rights with respect thereto.

(i)

The Company has taken all reasonable steps to maintain and enforce the Company Intellectual Property and Company Licensed Intellectual Property and to preserve the confidentiality of all trade secrets and confidential information included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non‑disclosure agreements.

4.19	Environmental, Health, and Safety Matters.

Except as set forth on Schedule 4.19:

(a)

The Company possesses, and is in material compliance with, all Licenses and since the Control Date has filed all notices that are required under local, provincial, state and federal Laws relating to protection of the environment, pollution control, and Hazardous Materials (as hereinafter defined) (“Environmental Laws”), and the Company is in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law issued, entered, promulgated or approved thereunder.

(b)

The Company has not received any directive, inquiry, notice, order or warning from any Governmental Entity or any third party that relates to any Hazardous Materials or any alleged actual or potential violation or failure to comply with any Environmental Laws, and, to the Knowledge of the Key Shareholders, there are no facts or circumstances which could reasonably be expected to form the basis for the assertion of any claim against the Company under any Environmental Laws.

(c)

The Company has not entered into or agreed to enter into (and the Company is not contemplating entering into) any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

(d)

The Company has not been alleged to be in violation of, nor has been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws or regulations either now or any time during the past five (5) years.

(e)

The Company is not subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company, or the employees, agents or representatives thereof or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company or either of them) from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air).

(f)

The Sellers have heretofore provided to the Purchaser true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters relating to the Company to the extent in the Company’s possession and control, and the Key Shareholders are not aware of any other reports relating to environmental matters relating to the Company outside of the Company’s possession and control. The Company has not paid any fines, penalties or assessments within the last five (5) years with respect to environmental matters or compliance with Environmental Laws or Licenses.

(g)

The Leased Real Property, improvements and equipment of the Company do not now contain and have not since the Control Date contained any asbestos, PCBs, underground storage tanks, open or closed pits, sumps or other containers on or under any such Leased Real Property, improvements or equipment.

(h)	The Company has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all applicable Environmental Laws.

4.20	Transactions with Affiliates.

Except as set forth in Schedule 4.20, neither the Sellers or any of them, any officer or director of the Company, nor any person with whom any such Person has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose shares are traded on a national or international securities exchange or in the over‑the counter market and less than five percent (5%) of the shares of which are beneficially owned by all such Persons in the aggregate) nor any Affiliate of any of the foregoing or any current or former Affiliate of the Company has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Company or the properties or assets of the Company other than Contracts disclosed in Schedule 4.12(a) or Schedule 4.14; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Company or the properties or assets of the Company; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company. Schedule 4.20 also sets forth a complete list of all accounts, notes and other receivables of the Company and accounts payable of the Company owed to or due from the Sellers or any of them or any other Affiliate of the Company.

4.21	Customer and Vendor Relations.

Schedule 4.21 contains a complete and accurate list of (a) the twenty‑five (25) largest customers (by revenue) of the Company, calculated on a combined basis, for the trailing twelve (12)‑month period ended September 30, 2024 (the “Top Customers”), and (b) the ten (10) largest vendors or suppliers (by volume of payments made) of the Company, calculated on a combined basis, for the trailing twelve (12)‑month period ended September 30, 2024 (the “Top Vendors”). The Company maintains good relations with each of the Top Customers and Top Vendors, and, to the Knowledge of the Key Shareholders, no event has occurred that would materially and adversely affect the Company’s relations with any such Top Customer or Top Vendor. Except as expressly noted on Schedule 4.21, no Top Customer during the last twelve (12) months has canceled, terminated or, to the Knowledge of the Key Shareholders, made any threat to cancel or otherwise terminate its contract or to decrease its usage of the Company’s services or products. The Company has not received any written notice, and the Sellers have no Knowledge to the effect that, any Top Customer or Top Vendor may terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise. To the Knowledge of the Key Shareholders, there is no development specifically affecting any Top Customer or Top Vendor that would impair, in any material respect, the ability of such Top Customer or Top Vendor to perform its obligations under its Contracts with the Company in accordance with its respective terms.

4.22	Licenses and Permits.

Schedule 4.22 is a true and complete list of all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the “Licenses”) held by the Company and issued by, or submitted by the Company to, any Governmental Entity. The Company owns or possesses all of the Licenses which are necessary to enable it to carry on its operations as presently conducted. All Licenses are valid, binding, and in full force and effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not adversely affect any License. The Company has taken all necessary action to maintain each License, except where the failure to so act is not reasonably likely to have a Material Adverse Effect. To the Knowledge of the Key Shareholders, no loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term, which expiration date is set forth on Schedule 4.22).

4.23	Sensitive Data.

Except as disclosed on Schedule 4.23, Sensitive Data collected or received by the Company in connection with providing services or products (a) was collected, used, disclosed and safeguarded in accordance with all applicable Laws (including state and federal consumer financial protection Laws) or agreements, or both, and (b) when collected, used, disclosed or safeguarded by the Company, in any manner in which the Sensitive Data was collected, used, disclosed or safeguarded prior to the date hereof, (i) does not infringe the patent, copyright, trademark, trade secret, or other intellectual property rights of any Person, (ii) does not violate the privacy rights of any Person, and (iii) does not violate any applicable Law or agreement. The Company has taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Sensitive Data, including, without limitation, implementing and maintaining an information security program that includes reasonable administrative, technical and physical safeguards designed to: (1) insure the security and confidentiality of such Sensitive Data, (2) protect against any anticipated threats or hazards to the security or integrity of such Sensitive Data; and (3) protect against unauthorized access to or use of such Sensitive Data that could reasonably be expected to result in a substantial harm or inconvenience to any merchant or other customer of the Company. Except as disclosed on Schedule 4.23, in the past five (5) years, there have been (A) no losses or thefts or security breaches suffered by the Company in respect of Sensitive Data or other data used by the Company; (B) no violations of any posted or internal policies related to privacy, Sensitive Data or system security of the Company; (C) no unauthorized access or unauthorized use of any Sensitive Data or other data used by the Company; and (D) no unintended or improper disclosure of any Sensitive Data in the possession, custody or control of the Company or a contractor or agent acting on behalf of the Company.

4.24	Ethical Practices.

Neither the Company nor any representative thereof has offered or given, and the Sellers have no Knowledge of any Person that has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (ii) inducing such Person to use his or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person.

4.25	Bank Accounts; Powers of Attorney.

Schedule 4.25 sets forth a true and complete list of (a) all bank accounts and safe deposit boxes of the Company and all Persons who are signatories thereunder or who have access thereto and (b) the names of all Persons holding general or special powers of attorney from the Company and a summary of the terms thereof.

4.26	Accounts Receivable.

All accounts receivable of the Company (a) were acquired by the Company from bona fide sales of goods and services in the ordinary course to Persons who are not Affiliates of the Company or the Sellers or any of them; (b) are reflected properly and adequately reserved for on the Financial Statements in accordance with GAAP, and (c) are valid, and binding obligations of the account debtors and are not subject to credits, setoffs or counterclaims, and are current and, to the Knowledge of the Principles, collectible in accordance with their terms subject to applicable reserves on the Financial Statements.

4.27	Brokers, Finders and Investment Bankers.

Except as disclosed on Schedule 4.27, neither the Company, any officers, directors or employees thereof nor the Sellers or any of them or any Affiliate of the Company has employed or engaged any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

4.28	Trade Control Laws.

Except as disclosed on Schedule 4.28, the Company has conducted the Business operations and respective import and export transactions in accordance with all applicable Sanctions (as defined below) and Trade Control Laws administered by Global Affairs Canada, the Canada Border Services Agency, the Royal Canadian Mounted Police or any other applicable Governmental Entity. Without limiting the foregoing, in respect of the Company:

(a)	has obtained all import and export permits required for its imports or exports of products from Canada (and Schedule 4.28 sets forth the status of all such applications);

(b)	is in compliance with the terms of all applicable import and export permits;

(c)

there are no pending or, to the Knowledge of the Key Shareholders, threatened claims or investigations against the Company with respect to such import or export permits or any import or export activities;

(d)	is not and has never been required to be registered in the Canadian Controlled Goods Program pursuant to the Defence Production Act (Canada);

(e)

in the past five years, (i) the Company, or any director, officer, or employee of the Company, or, to the Knowledge of the Key Shareholders, any representative acting on behalf of the Company has not been, or has not engaged in any dealings with any Person that has been, (A) the subject of Sanctions administered by Global Affairs Canada or any other equivalent Canadian or other Governmental Entity, or (B) located in, organized in, or a resident of any country or territory subject to comprehensive Sanctions, including China, Iran, North Korea, Russia, Sudan, Syria, Venezuela, or Ukraine. The Company has instituted, maintained and enforced policies and procedures reasonably designed to promote and ensure compliance with applicable Sanctions;

(f)

no director, officer or employee, or, to the Knowledge of the Key Shareholders, Person otherwise affiliated with the Company is listed on any Canadian government Sanctions list of prohibited or restricted Persons or is owned or controlled, or acting on behalf of, a Person on any such Sanctions list;

(g)

there are no actions, conditions or circumstances pertaining to the Company’s import or export transactions that would reasonably be expected to give rise to any future suits, demands, actions, claims, arbitration, proceedings or investigations; and

(h)

has not, in connection with or relating to the Business, (i) received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Entity; or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Trade Control Laws.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and Twin Disc hereby jointly and severally represent and warrant to the Sellers as follows:

5.1	Organization.

Twin Disc is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wisconsin. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. Both Twin Disc and the Purchaser have all requisite company power and authority to own, lease and operate its properties and to carry on their respective businesses as now being conducted.

5.2	Authorization.

Each of Twin Disc and the Purchaser has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by the Purchaser or Twin Disc, as applicable, in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Ancillary Documents”), to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser and/or Twin Disc, as applicable, the performance by the Purchaser and Twin of their respective obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Purchaser Ancillary Documents has been duly and validly authorized by all necessary company action on the part of the Purchaser and Twin Disc. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and Twin Disc, as applicable, and do or shall, as the case may be, constitute valid and binding agreements of the Purchaser and Twin Disc, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3	Twin Disc Shares.

(a)

The Twin Disc Shares, when issued in accordance with this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with the charter documents of the Purchaser and all applicable Laws. Twin Disc shall reserve or cause to be reserved a sufficient number of the Twin Disc Shares for the Twin Disc Shares to be issued upon achievement of the Earnout Payment, if applicable.

(b)	A complete and correct copy of the charter documents, each as amended to date, of Twin Disc is available for public review on the SEC website (www.sec.gov).

5.4	Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents does not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of the Purchaser or Twin Disc, (b) any material contract to which the Purchaser or Twin Disc is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser or Twin Disc is a party or by which the Purchaser or Twin or any of their properties is bound or (d) any Law applicable to the Purchaser or Twin Disc.

5.5	Legal Proceedings.

There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Purchaser’s Knowledge, threatened against or by the Purchaser, the Twin Disc or any Affiliate of the Purchaser or Twin Disc that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS

6.1	Non‑Competition and Non‑Solicitation Covenants of the Principals.

(a)	Non‑Competition. Each of the Principals covenants and agrees that:

(i)

Subject to Section 6.1(a)(ii), during the period commencing on the Closing Date and continuing for a period of five (5) years from the Closing Date, it shall not, on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by or through any corporation, cooperative, company, trust, unincorporated association or otherwise carry on, be engaged in, or other interest in or be otherwise commercially involved in any endeavor, activity or business in all or any part of the Territory, which provides technology in competition with the Business’s operations.

(ii)

None of the Principals shall be in default under either Section 6.1(a)(i) by virtue of directly or indirectly holding as a passive investor only, not more than five percent (5%) in the aggregate, including securities held by any Persons acting jointly or in concert with such Principal, of the issued and outstanding securities of a Person, the securities of which are listed on a recognized stock exchange or an organized securities market.

(b)

Non‑Solicitation. Each of the Principals covenants and agrees that during the period commencing on the Closing Date and continuing for a period of five (5) years from the Closing Date, he or she shall not, on his or her own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by or through any corporation, cooperative, company, trust, unincorporated association or otherwise:

(i)	lure or entice away or in any other manner persuade or attempt to persuade any customer of the Business to cease or materially reduce its business with the Company;

(ii)	lure or entice away or in any other manner persuade or attempt to persuade any supplier of the Company to cease or reduce its business with the Company; and

(iii)

employ, offer employment to, solicit the employment or service of, or procure or assist any Person to employ, offer employment to, solicit the employment or service of, or otherwise entice away from the employment or service of the Company or any Person who is, or within six months prior to the date of such solicitation, offer or hiring was, employed by the Company, any Person whose consulting services are retained by the Company; provided, however, that in the case of a Person who left his or her employment or terminated his or her contract with the Company, such Person may be solicited, offered employment or hired upon obtaining written consent of the Purchaser, which consent shall not be unreasonably withheld, provided that none of the Principals shall not be in breach or violation of this Section 6.1(b) where any of the prohibited activities set forth in this Section 6.1(b) have occurred as a result of a general advertisement or recruitment campaign not specifically directed to any such customer, supplier, employee or contractor.

6.2	Confidentiality Covenants of the Principals.

Except as required by Law (unless such Law permits such Principal to refrain from disclosing the information for confidentiality or other reasons), each of the Principals shall maintain all information in its possession or in its control relating to the Business (including this Agreement) strictly in confidence and shall not disclose to any Person or make public or authorize the disclosure of any such information and shall not use such information for any purpose except as required to perform any duties that it is required to perform in its capacity as an employee or independent contractor of the Company, as the case may be, or for the purposes contemplated herein. Notwithstanding the foregoing, the restrictions in this Section 6.2 shall not apply to: (i) information that is independently developed by or on behalf of such Principal, (ii) information that is or becomes available to such Principal after the Closing Date from a third party having no obligation of confidentiality to the Purchaser with respect to such information, and (iii) disclosure that is required for purposes of such Principal enforcing its rights under this Agreement or the other agreements contemplated hereby.

6.3	Non‑Disparagement Covenants of the Principals.

Each of the Principals covenants and agrees that it shall not, at any time, engage in any pattern of conduct that involves the making or publishing, directly or indirectly, of written or oral remarks (including without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports, or comments) which could be construed as disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, or any of their respective directors, officers, management, affiliates, or any two or more of them. The foregoing provisions of this Section 6.3 shall not restrict or impede the Principals from exercising or enforcing their respective rights under this Agreement or any other protected legal rights (including rights arising from the Principals’ employment with the Company) or from providing truthful statements in response to any Governmental Entity, rulemaking authority, subpoena power, legal process, required governmental testimony or filings, or judicial, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

6.4	Director and Officer Insurance.

The Key Shareholders may obtain, prior to Closing, such insurance policy or policies as they deem necessary in order to continue to protect and indemnify, for a period of six (6) years after the Closing Date, the current and former directors or officers of the Company. The cost of such policy shall be shared equally between the Purchaser on the one hand, and the Sellers on the other hand, up to maximum one-time cost to the Purchaser of Eleven Thousand Dollars ($11,000.00). The Purchaser’s share of any such cost shall be paid as part of the Estimated Closing Adjustment Amount.

ARTICLE 7
POST‑CLOSING COVENANTS

7.1	Tax Matters.

(a)

Tax Return Preparation. All Tax Returns prepared pursuant to this Section 7.1 shall be prepared in a manner consistent with prior practices, methods, and elections of the Company, unless otherwise required by applicable Law or agreed to by the Parties in writing. The preparing Party shall deliver copies of the Tax Returns prepared by such Party to the non‑preparing Party, for review and comment, at least twenty (20) days prior to filing. The non‑preparing Party shall provide any written comments within ten (10) days after receipt of such Tax Return from the preparing Party. If no such written comments are delivered, then the non‑preparing Party shall be deemed to have accepted such Tax Return. Upon receipt of written comments, the Purchaser and the Sellers shall consult and attempt to resolve in good faith all reasonable comments to any Tax Returns. If, after consulting in good faith, the Purchaser and the Sellers are unable to resolve any comments, such unagreed Tax Return shall be referred to the Arbitrator for resolution. If the Arbitrator is unable to make a determination with respect to any disputed item prior to the due date for the filing of the Tax Return in question, then (i) the Sellers or the Purchaser, as applicable, shall timely file such Tax Return in accordance with the preparing Party’s reasonable position and (ii) when the Arbitrator subsequently resolves the dispute, the Sellers or the Purchaser, as applicable, shall promptly file an amended Tax Return, if necessary, reflecting the resolution by the Arbitrator. The fees and expenses of the Arbitrator shall be shared equally by the Purchaser and the Sellers.

(b)

Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or prior to the Closing Date (a “Pre‑Closing Tax Period”) which are filed after the Closing Date. The Purchaser shall pay, and the Sellers shall reimburse the Purchaser for Taxes of the Company with respect to any such Pre‑Closing Tax Periods (whether the corresponding Tax Return is prepared by the Purchaser or the Sellers) within fifteen (15) days after payment by the Purchaser or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Adjustment Statement and included in the computation of Net Working Capital or otherwise not taken into account as a reduction of the Purchase Price. Any income Tax deductions arising from any Change of Control Payments, Closing Date Indebtedness, or Transaction Expenses shall, to the maximum extent permitted by applicable Law, be allocated to the Pre‑Closing Tax Period and the portion of the Straddle Period (as defined below) ending on the Closing Date.

(c)	Tax Periods Beginning Before and Ending After the Closing Date.

(i)

The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin on or before the Closing Date and end after the Closing Date (the “Straddle Period”).

(ii)

The Sellers shall pay to the Purchaser within fifteen (15) days after the date on which Taxes are paid by the Purchaser or the Company with respect to the Straddle Period an amount equal to the portion of such Taxes which relates to the portion of the Straddle Period ending on the Closing Date to the extent such Taxes are not reflected in a reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Adjustment Statement and included in the computation of Net Working Capital or are otherwise not taken into account as a reduction of the Purchase Price. For purposes of the Tax Return preparation, Tax reimbursement, and Tax indemnity provisions of this Agreement, in the case of any Taxes that are payable for the Straddle Period, the portion of such Tax related to the portion of the Straddle Period ending on and including the Closing Date shall (i) in the case of any Taxes other than those described in clause (ii) below, be deemed equal to the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Taxes based upon or related to income, gains, payments or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

(iii)

Cooperation on Tax Matters; Refunds. In connection with the preparation and filing of Tax Returns, Tax claims, audits, examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on or with respect to the Company, the Purchaser and the Sellers shall reasonably cooperate with each other, including the furnishing or making available during normal business hours of records, personnel (including representatives, agents and auditors) (as reasonably required on a mutually convenient basis), books of account, or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing authorities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes. The Purchaser, on the one hand, and the Sellers, on the other hand, shall, and in the Purchaser’s case shall cause the Company to, retain all books and records with respect to Tax matters pertinent to the Company, relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the other Party, any extension thereof) for the respective taxable periods, plus sixty (60) days, and to abide by all record retention Laws and agreements entered into with any Taxing authority. Each Party further agrees, upon the reasonable request of another Party, to use its commercially reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Except to the extent included as an adjustment which increases the Purchase Price, any Tax refunds that are received by the Purchaser or the Company, and any amounts credited against Tax in lieu of a Tax refund to which Purchaser or the Company becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers, and Purchaser shall pay over (or cause the Company to pay over) to the Sellers the amount of any such refund or credit within ten (10) Business Days after receipt thereof or entitlement thereto. At the reasonable request and sole cost of Sellers, the Purchaser shall (or shall cause the Company to) make all filings and take all actions necessary or appropriate to secure such refunds or credits.

(iv)

Tax Sharing Agreements. Any Tax sharing, allocation, or indemnification agreement between the Sellers or any one or more of them and the Company is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(v)

Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(vi)

The Parties agree to treat an amount paid pursuant to Section 2.4, Section 2.5, this Section 7.1, or Article 9 as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law. To the extent that any amount required to be paid under this Section 7.1 was otherwise included in the calculation of the Purchase Price, the same amount may not be recovered again under this Section 7.1.

(vii)

If it is determined that the Company has made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act), each Seller hereby concurs with and agrees to make (and agrees to cause the recipient of such dividend to concur with and agree to make) an election under subsection 185.1(2) of the Tax Act in respect of the full amount thereof, and Purchaser shall cause the Company to make such election in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act.

(viii)

Each party shall notify the other party if it determines that any transaction contemplated by this Agreement is required to be reported pursuant to section 237.3 or 237.4 of the Tax Act or any other rules of similar effect (the “Mandatory Reporting Rules”) or if the party otherwise intends to file any information returns in connection with this Agreement pursuant to the Mandatory Reporting Rules. Each party shall, to the extent possible, share a draft of any such filing (subject to redactions of solicitor-client privileged information) with the other party no later than fifteen (15) Business Days prior to the due date for such filing and shall take into account, acting reasonably, any comments of the other party received at least five (5) Business Days before the relevant filing deadline. Notwithstanding the foregoing, no party is under any obligation to report a transaction that it determines, acting reasonably, to be subject to a reporting requirement pursuant to the Mandatory Reporting Rules.

(d)

In the Tax Return under the Tax Act for the taxation year ending on or immediately before the Closing Date, the Sellers shall cause the Company to make a designation pursuant to paragraph 111(4)(e) of the Tax Act in respect of the Company’s intangible assets (the “111(4)(e) Designation”) in an aggregate amount not to exceed an amount equal to the lesser of (A) two times (if the relevant capital gains inclusion rate in effect is 1/2), or one-and-a-half times (if the relevant capital gains inclusion rate in effect is 2/3) the amount of net operating losses available to the Company at the relevant time, and (B) the aggregate fair market value of the Company’s intangible assets at the relevant time. The Purchaser agrees to promptly provide such co‑operation and information to the Sellers as the Sellers may reasonably require in order for the Company to make the 111(4)(e) Designation.

(e)

In connection with determining the allocations and amounts to be included in the 111(4)(e) Designation, the parties agree that the Company’s capital dividend account will be increased, provided that the Company’s capital dividend account will be at least Two Million Four Hundred Thousand dollars ($2,400,000.00) on Closing. The parties agree that immediately prior to Closing, the Company will allocate an amount up to the amount in the capital dividend account to the Purchased Shares, or such classes or series thereof as the directors of the Company may reasonably determine, by way of an increase in the legal stated capital of such Purchased Shares, and the deemed dividend arising therefrom will be treated as a capital dividend for the purposes of subsection 83(2) of the Tax Act. Notwithstanding the preceding sentence, if it is determined that the Company has made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it on any Purchased Shares and the full amount of such dividend exceeded the amount of the Company’s capital dividend account immediately before the dividend became payable, each Seller hereby agrees to make (and agrees to cause the recipient of such dividend to agree to make) an election under subsection 184(3) of the Tax Act in respect of such dividend, to declare such excess portion to be a taxable dividend.

(f)

The Purchaser reserves the right to increase the 111(4)(e) Designation after a final valuation of the Company’s intangible assets has been made after Closing, provided there is no negative tax impact on any Seller and subject to the Purchaser’s obligations under Section 9.4.

(g)	For greater certainty, in connection with making the 111(4)(e) Designation:

(i)	the amount of the Earnout Payment, if any will not be included in any calculations necessary to determine the amount being included in the 111(4)(e) Designation.

(ii)	No election under subsection 256(9) of the Tax Act will be made for the timing of the change of control at Closing.

7.2	Public Announcements.

Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

ARTICLE 8
CLOSING

8.1	Closing.

The Closing shall take place electronically via the exchange of documents and signatures, or at such other place as the Parties may agree. For Tax purposes, the Closing shall be deemed to occur at 12:01am on the Closing Date (the “Effective Time”).

8.2	Closing Deliverables of the Sellers.

In addition to any other documents to be delivered under other provisions of this Agreement, on or prior to the Closing Date, the Sellers shall have delivered, or caused to be delivered, to the Purchaser the following:

(a)

written consents of third parties, as set forth in Schedule 4.12(b), in form and substance reasonably satisfactory to the Purchaser, with respect to the change of control of the Company that shall occur upon the consummation of the transactions contemplated by this Agreement and/or any deemed assignment of any contract or agreement that shall result therefrom (and all such consents and waivers shall be in full force and effect);

(b)

payoff letters, in form and substance reasonably satisfactory to the Purchaser, from all third party lenders to the effect that, upon receipt of payment under such payoff letters, each such lender shall have been paid in full for all Closing Date Indebtedness and any Liens relating thereto shall be released;

(c)	a statement from the R&W Insurer or the insurance broker responsible for placing the R&W Insurance, specifying the R&W Costs;

(d)

written documentation, in form and substance reasonably satisfactory to the Purchaser, that confirms that, upon payment of the respective amounts for Change of Control Payments or Transaction Expenses specified in the Closing Date Statement, each such payee shall have been paid in full for all Change of Control Payments or Transaction Expenses, as applicable;

(e)

all third-party consents and approvals, in form and substance reasonably satisfactory to the Purchaser, that are necessary for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or default under any agreement to which the Company is a party;

(f)

terminations, in form and substance reasonably satisfactory to the Purchaser, of all agreements, arrangements, notes and accounts receivable and payable of the Company owing by or to the Sellers or any director, officer, employee or Affiliate of the Company as set forth on Schedule 4.20 and such terminations shall include a release of the Company from any and all liabilities and obligations arising out of or related to such arrangements;

(g)

employment agreements, in substantially the form attached hereto as Exhibit “D”, executed and delivered by each Principal which employment agreements shall supersede and replace such Principal’s existing employment agreements;

(h)

to the extent certificated, the original certificates representing all of the Purchased Shares, duly endorsed by the Sellers in blank for transfer or accompanied by stock powers of attorney for transfer duly executed by the Sellers in blank, and such other instruments, in form reasonably satisfactory to the Purchaser, sufficient to transfer to the Purchaser all legal and beneficial ownership of the Purchased Shares;

(i)	resignations and releases in the form attached hereto as Exhibit “E” of the directors and officers of Company, effective as of the Closing Date (the “Resignations”);

(j)

releases, in form and substance satisfactory to the Purchaser and Sellers’ Representative, acting reasonably, executed by each of the Sellers in favour of the Company in the form attached hereto as Exhibit “F” (the “Releases”);

(k)	a termination and release, in form and substance satisfactory to the Purchaser and EdgePoint Capital Advisors, executed by EdgePoint Capital Advisors in the form attached hereto as Exhibit “F-2”;

(l)

a duly executed certificate from a duly appointed officer of the Company, dated the Closing Date, certifying as to (1) the good standing of the Company in its jurisdiction of organization, (2) the completeness of and lack of amendments to its charter documents and (3) the effectiveness of any resolutions the Company passed in connection with this Agreement and transactions contemplated hereby;

(m)

a certificate of good standing for the Company, issued by the appropriate governmental official of the jurisdiction of its incorporation or amalgamation of a date no more than five (5) Business Days prior to the Closing;

(n)	the organizational record books and minute books the Company, including BC OnLine passwords;

(o)	the Escrow Agreement, duly executed by the Sellers;

(p)	an assignment of intellectual property rights, duly executed by each of the Principals and the Company, in form and substance reasonably acceptable to the Purchaser;

(q)	three complete copies of the electronic data room created in connection with the transaction; and

(r)

all other documents required to be entered into by the Sellers or any of them pursuant to this Agreement or reasonably requested by the Purchaser to convey the ownership interests in the Company to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement.

8.3	Closing Deliverables of the Purchaser.

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, the Purchaser shall each have delivered, or caused to be delivered, to the Sellers the following:

(a)

a duly executed certificate from a duly appointed officer of the Purchaser, dated the Closing Date, certifying as to (1) the good standing of the Purchaser in its jurisdiction of organization and (2) the effectiveness of any board resolutions of the Purchaser passed in connection with this Agreement and transactions contemplated hereby;

(b)	the Escrow Agreement, duly executed by the Purchaser; and

(c)	all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.

ARTICLE 9
INDEMNIFICATION

9.1	Indemnification Obligations of the Sellers.

Subject to the limitations set out in this Article 9, the Sellers, severally and not jointly, shall indemnify, defend and hold harmless the Purchaser and each of its officers, directors, employees, agents and representatives and each of the Affiliates, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all Losses arising out of or relating to any or all of:

(a)	any breach or inaccuracy of any representation or warranty of such Seller contained in this Agreement or in any of the Sellers Ancillary Documents; or

(b)	any breach of any covenant, agreement or undertaking made by such Seller in this Agreement or in any of the Sellers Ancillary Documents.

9.2	Indemnification Obligations for the Key Shareholders.

Subject to the limitations set out in this Article 9, the Key Shareholders, jointly and severally, shall indemnify, defend and hold harmless the Purchaser and the Purchaser Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to any or all of:

(a)	any breach or inaccuracy of any representation or warranty of the Key Shareholders contained in this Agreement or in any of the Sellers Ancillary Documents;

(b)

any breach of any covenant (other than the covenant set out in Section 9.1), agreement or undertaking made by the Sellers or the Key Shareholders in this Agreement or in any of the Sellers Ancillary Documents;

(c)

any claim made by any former or current holder of any ownership interest in the Company, or any securities convertible into, exchangeable for or entitling the holder to receive any ownership interest in the Company, in connection with (i) the transactions contemplated by this Agreement or (ii) any rights relating to any ownership interest in the Company, any securities convertible into, exchangeable for or entitling the holder to receive any ownership interest in the Company, in either case, other than in connection with the Purchaser’s failure to pay the consideration payable pursuant to this Agreement in accordance with the terms hereof;

(d)	the Closing Date Indebtedness, the Change of Control Payments or the Transaction Expenses, in each case, to the extent not reflected on the Final Closing Adjustment Statement;

(e)

to the extent not reflected in any reserve for Tax liability (rather than any reserve for deferred Taxes) shown on the face of the Final Closing Adjustment Statement and included in the computation of Net Working Capital or otherwise not taken into account as a reduction of the Purchase Price, any liability of the Purchaser Indemnified Parties or Company for any Taxes (and related Losses) (i) of the Sellers for any taxable period, (ii) imposed on the Company for a Pre‑Closing Tax Period and the portion of the Straddle Period ending on the Closing Date, (iii) imposed on the Company as a result of their inclusion with any Person, prior to the Closing Date in a consolidated, combined, affiliated, associated or unitary Tax group, or an integrated fiscal unit, by reason of a liability under Treasury Regulation Section 1.1502‑6, or any comparable provisions of foreign, provincial, state or local Law, (iv) of any Person for the Pre‑Closing Tax Period imposed on the Company arising under the principles of transferee or successor liability, by contract or otherwise (other than a contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes), or (v) for the Pre‑Closing Tax Period and the portion of the Straddle Period ending on the Closing Date for which the Company is liable as a result of any tax sharing, tax indemnity or tax allocation agreement (other than a contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes);

(f)	any claims arising out of or resulting from any asbestos or Polychlorinated Biphenyls on the Leased Real Property that would constitute a breach of Section 4.19(g);

(g)	any claims constituting the monetary amount by which any unfunded or underfunded employee defined benefit plans are unfunded or underfunded;

(h)

any claims arising out of or resulting from the amount, availability or existence in any taxable period following the Closing of any previously unused tax credits, net operating losses or other tax attributes of the Company; provided that this exclusion shall not apply to any Taxes paid or payable by or with respect to the Company for any pre-Closing Tax period;

(i)

any claims arising out of or resulting from any government assistance program, grant, loan, or tax deferral with respect to COVID-19, including any employee retention credits, the CEWS program, and the Canadian government’s EDC Business Credit Availability Program (BCAP);

(j)	any claims arising out of or resulting from the failure of the Company to withhold, deduct or remit Canadian withholding Taxes on management fees paid to Beri Management LLC;

(k)

any claims arising out of or resulting from the Areas of Potential Environmental Concern (as defined and identified in the Phase I Environmental Site Assessment for 8238 129 Street, Surrey, BC) prepared by Next Environmental Inc. dated November 18, 2024, and revised on December 19, 2024 that would constitute a breach of Section 4.19;

(l)

any claim made by any former or current holder of any ownership interest in the Company, or any securities convertible into, exchangeable for or entitling the holder to receive any ownership interest in the Company arising out of or resulting from the allocation of the Purchase Price set forth in Section 2.2(b); or

(m)	any claims arising out of or resulting from any United States federal or state Tax arising out of, relating to or resulting from sales made by the Company in the United States.

The Losses of the Purchaser Indemnified Parties described in Section 9.1 and this Section 9.2 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses”.

9.3	Sellers’ Indemnity – Limitations

The indemnity obligations of the Sellers under Section 9.1 and the indemnity obligations of the Key Shareholders under Section 9.2 shall be limited in the following respects:

(a)

No Seller shall be liable to the Purchaser Indemnified Parties pursuant to Section 9.1 in respect of Purchaser Losses until the aggregate amount of all claims for such Purchaser Losses exceeds $50,000 (the “Threshold Amount”), in which case any claim for indemnity made by the Purchaser Indemnified Parties pursuant to Section 9.1 in respect of such Purchaser Losses may be claimed against the applicable Seller(s), and with respect to each such claim the applicable Seller(s) shall be obliged to pay to the Purchaser fifty percent (50%) of the Purchaser Losses (the “Sellers’ RWI Retention Allocation”) until such time as the Purchaser Indemnified Parties’ aggregate Purchaser Losses equal the Retention Amount, after which time the Purchaser Indemnified Parties shall, in every instance, first claim indemnity and seek recovery for such Purchaser Losses under the R&W Insurance, and thereafter shall be entitled to claim indemnity and seek recovery for any remaining portion of any such Purchaser Losses not recovered under the R&W Insurance against the applicable Seller(s), subject to the limitations set out in Section 9.3(c).

(b)

The Key Shareholders shall not be liable to the Purchaser Indemnified Parties pursuant to Section 9.2 in respect of Purchaser Losses until the aggregate amount of all claims for such Purchaser Losses exceeds the Threshold Amount, in which case any claim for indemnity made by the Purchaser Indemnified Parties pursuant to Section 9.2 in respect of such Purchaser Losses may be claimed against the Key Shareholders, and with respect to each such claim the Key Shareholders shall be obliged to pay to the Purchaser the Sellers’ RWI Retention Allocation until such time as the Purchaser Indemnified Parties’ aggregate Purchaser Losses equal the Retention Amount, after which time the Purchaser Indemnified Parties shall, in every instance (including, for clarity any claim pursuant to Section 9.2(e)) first claim indemnity and seek recovery for such Purchaser Losses under the R&W Insurance, and thereafter shall be entitled to claim indemnity and seek recovery for any remaining portion of any such Purchaser Losses not recovered under the R&W Insurance against the Key Shareholders, subject to the limitations set out in Section 9.3(c).

(c)

The Sellers’ liability to the Purchaser Indemnified Parties pursuant to Section 9.1 and the Key Shareholders liability to the Purchaser Indemnified Parties pursuant to Section 9.2 shall be limited as follows:

(i)	in no event shall the aggregate liability for indemnification by any Seller under Section 9.1 exceed the total amount of such Seller’s portion of the Purchase Price; and

(ii)	in no event shall the aggregate liability for indemnification by any Key Shareholders under Section 9.2 exceed:

A.	for Fundamental Representations, the total amount of the Purchase Price; and

B.	for all other representations and warranties, ten percent (10%) of the Purchase Price (the “General Cap”).

(d)

Notwithstanding the terms of this Section 9.3, the Threshold Amount and the limitations contained in Section 9.3(c) will not apply to any indemnity claim made by a Purchaser Indemnified Party based on fraud or intentional misrepresentation.

(e)

The obligations of the Sellers and the Key Shareholders to indemnify the Purchaser Indemnified Parties in respect of an indemnity claim are subject to and conditional upon the Purchaser Indemnified Parties providing written notice of such indemnity claim to the Sellers’ Representative prior to the expiry of the applicable time period set forth in Section 9.6.

(f)	The Purchaser Indemnified Parties shall not be entitled to recover any Purchaser Losses from any Seller for:

(i)

any Purchaser Losses that would result in double recovery for the Purchaser Indemnified Parties (but only for the amount of such double recovery) even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by such Seller in this Agreement; or

(ii)	to the extent that any matter was reflected as an adjustment to the Purchase Price pursuant to the terms of this Agreement.

9.4	Indemnification Obligations of the Purchaser.

The Purchaser and Twin Disc shall indemnify and hold harmless the Sellers and each of their respective officers, directors, employees, agents and representatives and each of the Affiliates, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses arising out of or relating to:

(a)	any breach or inaccuracy of any representation or warranty made by the Purchaser or Twin Disc in this Agreement or in any of the Purchaser Ancillary Documents;

(b)	any breach of any covenant, agreement or undertaking made by the Purchaser or Twin Disc in this Agreement or in any of the Purchaser Ancillary Documents; or

(c)

any liability of the Seller Indemnified Parties (or any of them) or the Company for any Taxes (and related Losses) imposed on the Company or any Seller Indemnified Party as a result of any tax planning or arrangements made by the Purchaser or Twin Disc in connection with the Closing or the making of the 111(4)(e) Designation (including any withholding tax obligations imposed on any Seller Indemnified Party as a result thereof), except to the extent that such liability or Loss was reflected as an adjustment to the Purchase Price pursuant to the terms of this Agreement.

The Losses of the Seller Indemnified Parties described in this Section 9.4 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Seller Losses”.

9.5	Indemnification Procedure.

(a)

Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (either such party, an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from any other Party for any Purchaser Losses or any Seller Losses (as the case may be), such Indemnified Party shall promptly notify the Purchaser or the Sellers’ Representative, as the case may be (the “Indemnifying Party”), such notice shall be in writing and specify (to the extent that information is available) the factual basis for the indemnity claim and the amount of the indemnity claim or, if an amount is not then determinable, an estimate of the amount of the indemnity claim if an estimate is feasible in the circumstances. In the event that the Purchaser delivers any such written notice of an indemnity claim to the Sellers’ Representative, the Purchaser shall also promptly deliver such written notice to the R&W Insurer, in the manner and within the timeframe required by the R&W Insurance.

(b)

Failure to notify the Indemnifying Party as required under Section 9.5(a) shall not relieve the Indemnifying Party from liability under this Agreement with respect to such claim unless, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.

(c)

The Indemnifying Party shall have the right to assume the defense of such claim, upon written notice delivered to the Indemnified Party within ten (10) days after receipt of such written notice described in Section 9.5(a), assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel; provided, however, that, the Indemnifying Party shall not have the right to assume such defense if (i) in the reasonable opinion of counsel for the Indemnified Party or the R&W Insurer, as applicable, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party; (ii) the claim for indemnification relates to or arises in connection with a criminal proceeding or any non‑criminal proceeding the adverse determination of which, in the reasonable opinion of the Indemnified Party, could reasonably be expected to have a material adverse effect on the Indemnified Party or any of its Affiliates; (iii) the principal relief sought by such action is an injunction or equitable relief against the Indemnified Party, (iv) the Indemnified Party reasonably estimates that the amount of Losses that will arise in respect of such claim are greater than the maximum liability on unused portion thereof for which the Indemnifying Party could be liable pursuant to the terms of this Agreement; (v) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such audit, investigation, action or proceeding.

(d)	In the event that:

(i)

an indemnity claim being provided by the Purchaser to the Sellers’ Representative and the R&W Insurer (as the case may be) relates to an alleged liability of any Purchaser Indemnified Parties to any other Person (a “Third‑Party Liability”) where coverage under the R&W Insurance is denied or not applicable, and the Sellers wish to assume defense of such Third‑Party Liability and the conduct of any related proceedings;

(ii)

the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10)‑day period; or

(iii)	the Indemnifying Party is otherwise not entitled to assume such defense,

then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(e)

No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless: (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to this Section 9.5; (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim; and (iii) to the extent such claim is in respect of Losses which can be recovered under the R&W Insurance, the R&W Insurer has consented to such settlement, compromise or consent. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless: (A) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim; (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party; and (C) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(f)

Subject to Section 9.10, payment of indemnification Losses (or such portion thereof) arising from any indemnity claim shall be paid by wire transfer of immediately available funds by an Indemnifying Party within ten (10) Business Days following the earliest of the following: (i) the date on which such Indemnifying Party provides to the Indemnified Party an express written acknowledgement of its responsibility to indemnify the Indemnified Party under this Article 9 for such Losses (or such portion thereof), (ii) the date on which such Indemnifying Party and Indemnified Party agree in writing as to the Indemnifying Party’s responsibility to indemnify the Indemnified Party under this Article 9 for such Losses (or such portion thereof), and (iii) the date on which such Losses (or such portion thereof) are determined by an order of a court of competent jurisdiction or an arbitrator to be the responsibility of such Indemnifying Party under this Article 9.

9.6	Survival.

The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than:

(a)	for Fundamental Representations, the period ending at 11:59 p.m. (Pacific Time) on the date that is seventy (70) months after the Closing Date;

(b)	for all other representations and warranties, eighteen (18) months following the Closing Date; and

(c)

none of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing. Such surviving covenants and agreements shall survive the Closing for the applicable statute of limitations.

For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival periods set forth in this Section 9.6 are contractual statutes of limitations and any claim brought by any Party pursuant to this Article 9 must be brought or filed prior to the expiration of the applicable survival period. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.7	Liability Limits.

(a)

For the avoidance of doubt, the above limitations shall not prohibit a Party from seeking specific performance as a remedy in the event such remedy is available pursuant to the terms of this Agreement, the Purchaser Ancillary Documents, or the Sellers Ancillary Documents, as applicable.

(b)

No Seller shall be liable for any breach of any representation and warranty of (and regarding) another Seller or any covenant or agreement of any other Seller under Article 3 (such that each Seller shall only be liable for its own breaches thereof on a several basis); provided, that the foregoing limitation shall not, for the avoidance of doubt, apply to any representation, warranty, covenant or agreement made by a Seller regarding the Company or such Seller.

(c)

Losses shall be reduced to the extent that the Indemnified Party actually recovers the Loss that is the subject matter of the claims pursuant to any proceeds received from an insurance policy (other than any proceeds from self‑insurance or fronted insurance programs) in which case the quantum of such insurance proceeds shall be calculated net of any reasonable costs of realizing such insurance proceeds (including, without limitation, any deductible paid and the costs of increased premiums, but excluding the Sellers’ RWI Retention Allocation).

(d)

Nothing in this Agreement in any way restricts or limits the general obligation at law of an Indemnified Party to mitigate any Losses which it may suffer or incur by reason of the breach by an indemnifying party of any representation, warranty, covenant or obligation of such indemnifying party under this Agreement.

9.8	Payment of Indemnification Escrow Amount.

(a)

Any Purchaser Losses not covered by proceeds from the R&W Insurance or any Sellers’ RWI Retention Allocation payable to a Purchaser Indemnified Party pursuant to this Article 9 shall be satisfied: (i) first, from the Indemnification Escrow Amount; and (ii) second, to the extent such amount exceeds the amounts available to the Purchaser Indemnified Party in the Indemnification Escrow Amount, from the Sellers or the Key Shareholders, as the case may be, subject to the limitations set out in this Article 9. If the Purchaser becomes entitled to any distribution of all or any portion of the Indemnification Escrow Amount pursuant to this Article 9, the Purchaser and the Sellers shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to the Purchaser the amounts to be paid from the Indemnification Escrow Amount to the Purchaser in accordance with this Agreement.

(b)

Subject to any claims pursuant to Section 9.1, the Indemnification Escrow Amount shall be promptly released for payment to the Sellers in accordance with the Escrow Agreement on the date that is seventy (70) months after the Closing Date.

9.9	Representations and Warranties Insurance

(a)	The Purchaser covenants and agrees to:

(i)

obtain, before Closing, buyer‑side representation and warranty insurance (the “R&W Insurance”) from an insurer (the “R&W Insurer”) which (A) names the Purchaser as named insured, and the Company and the Purchaser Indemnified Parties as additional insureds, with coverage in an aggregate limit of liability of $5,000,000 and an aggregate retention amount under the R&W Insurance of no more than $115,000 (the “Retention Amount”); and (B) does not permit any Seller or Principal to be liable pursuant to a right of subrogation or contribution or otherwise under the R&W Insurance or any other representation and warranty insurance policy purchased by the Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated herein, except in the case of fraud;

(ii)

deliver at Closing a true and complete copy of the binder with respect to such R&W Insurance, together with confirmation of payment of the premium (as to be paid pursuant to Section 9.9(b)) in respect thereof;

(iii)

deliver to the Sellers’ Representative, when received by the Purchaser following Closing, a true and complete copy of the insurance policy with respect to such R&W Insurance (the “R&W Policy”), a form of which R&W Policy is attached hereto as Exhibit “G”; and

(iv)	maintain such R&W Insurance in place following Closing and not, thereafter, cancel, terminate, amend, or vary the R&W Insurance without the express written consent of the Sellers’ Representative.

(b)

The Sellers agree to provide such co‑operation to the Purchaser as the Purchaser may reasonably require in order to obtain and maintain the R&W Insurance. The Purchaser and the Sellers agree that any and all premium costs, R&W Insurer due diligence/underwriting fees, commissions, and any other reasonable fees and expenses charged by the R&W Insurer relating to the underwriting of the R&W Insurance together with any applicable taxes thereon (specifically excluding any fees payable to legal or tax advisors of the Purchaser or any of its Affiliates) (collectively, the “R&W Costs”), shall be borne and paid 50% by the Purchaser, on the one hand, and 50% by the Sellers, on the other hand, with the amount payable by the Purchaser in respect of any work fee payable to the R&W Insurer to be paid in cash as and when called upon by the R&W Insurer, and the amount payable by the Sellers for their collective portion of the R&W Costs to be paid at Closing.

(c)

Notwithstanding anything to the contrary herein, neither any revocation, cancellation or modification of the R&W Policy after the Closing Date, nor any inability of, nor any denial by any R&W Insurer, to pay any Losses contemplated by the R&W Policy, shall result in liability not otherwise contemplated under this Article 9 for Sellers.

9.10	Offset.

To the extent the Purchaser determines in good faith that there exists a bona fide indemnity claim against a Seller pursuant to which a Purchaser Indemnified Party would be entitled to indemnification and to the extent such indemnity claim would not be fully satisfied by proceeds of insurance available under the R&W Insurance, the Purchaser shall have the right, in its sole and absolute discretion, to set‑off, reduce and offset any amount otherwise payable by the Purchaser under this Agreement (including the Earnout Payment or any portion thereof) by the amount of such Loss which would not be fully satisfied by proceeds of insurance available under the R&W Insurance and which is either (i) finally determined by a court of competent jurisdiction or agreed upon pursuant to the terms of this Agreement or (ii) asserted in good faith pursuant to the terms of this Agreement, based on reasonable and objective evidence provided by the Purchaser to the Sellers’ Representative. Neither the exercise nor the failure to exercise the right set forth in this Section 9.10 shall constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to the Purchaser.

9.11	Investigations.

The Purchaser and Twin Disc acknowledge and agree that neither of them has knowledge that any of the representations or warranties made by the Sellers, the Key Shareholders or any of them in this Agreement as of the date hereof are untrue or inaccurate (but for greater certainty, in making this acknowledgement neither the Purchaser nor Twin Disc are confirming or acknowledging the completeness of any disclosures made by the Sellers). Neither the Sellers nor the Key Shareholders shall be liable to the Purchaser or Twin Disc for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Sellers or the Key Shareholders contained in this Agreement if the Purchaser or Twin Disc had actual knowledge of such inaccuracy or breach prior to Closing, and the Purchaser will notify the Sellers if it becomes aware of any such inaccuracy or breach. For greater certainty, providing or furnishing information or documentation to the Purchaser does not constitute knowledge of the contents or existence of such information or documentation except to the extent expressly disclosed in the schedules attached to this Agreement and for the purpose such disclosure was relied upon.

9.12	Materiality.

For purposes of this Article 9, any breach or inaccuracy of any representation or warranty as well as any Purchaser Losses or Seller Losses resulting from any such breach or inaccuracy, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

9.13	Tax Treatment of Indemnification.

For all Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

9.14	Exclusive Remedy.

The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 9; provided, however, nothing in this Section 9.14 shall limit (a) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, or (b) any Person’s right to enforce such Person’s rights under any Seller Ancillary Document or Purchaser Ancillary Document. For the avoidance of doubt, nothing in this Agreement shall limit the liability of any Indemnifying Party (and this Article 9 shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on fraud in connection with this Agreement committed by such Indemnifying Party.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1	Appointment of Sellers’ Representative.

(a)

Each Seller hereby irrevocably appoints the Sellers’ Representative, or any successor thereto, as its representative, agent, proxy and attorney in fact for such Seller and in such Seller’s name, place and stead for all purposes of this Agreement and the Escrow Agreement. Each Seller agrees that such agency and proxy are coupled with an interest and are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Seller.

(b)

Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to make all decisions and take all actions relating to any one Seller or all of the Sellers’ respective rights, obligations and remedies under, or to be delivered in connection with, this Agreement and the Escrow Agreement, including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, any amendment or waiver to this Agreement or any agreements contemplated hereunder, to enter into settlements including with respect to indemnification claims and Purchase Price adjustments, to give releases and discharges, to seek indemnification on behalf of the Sellers, to defend against indemnification claims of the Purchaser, to estimate holdback amounts for fees and costs that have accrued or shall be incurred from time to time, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing; or (ii) specifically mandated by the terms of this Agreement. All decisions and actions taken by the Sellers’ Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(c)

The Purchaser shall be entitled to deal only with the Sellers’ Representative in respect of all matters arising under this Agreement, the Escrow Agreement, including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against the Sellers or any one of them and to defend against indemnification claims of the Sellers.

(d)

All references in this Agreement to decisions and actions to be taken by the Sellers or any one of them, as the case may be, shall be deemed taken by the Sellers or any one of them, as the case may be, if such decisions or actions are taken by the Sellers’ Representative and all such decisions and actions shall be binding upon any one or all Sellers, as applicable. All references in this Agreement to decisions and actions to be taken by the Purchaser and directed to the Sellers or any one of them, as the case may be, shall be deemed directed to the Sellers or any one of them, as the case may be, if such decisions or actions are directed by the Purchaser to the Sellers’ Representative.

(e)

The Purchaser shall be entitled to rely upon any notice provided to the Purchaser by the Sellers’ Representative or action taken by the Sellers’ Representative acting within the scope of its authority.

(f)

Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification or a principal defense shall be ineffective by reason only of it having been made or given to or by a Seller directly if each of the Purchaser and such Seller consent by virtue of not objecting to such dealings without the intermediary of the Sellers’ Representative.

(g)

The Sellers’ Representative shall not be liable to the Sellers for any act done or omitted hereunder, or under any agreements delivered or otherwise in connection with transactions contemplated herein, while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and not in a manner constituting gross negligence or wilful misconduct. The Sellers hereby agree to jointly and severally indemnify the Sellers’ Representative and hold it harmless against any and all losses, damages, injuries, liabilities, claims (including any third party claims), charges, interest, actions, suits, proceedings, fines, levies, judgments, liens, penalties, Taxes, costs or expenses (including reasonable legal and accounting or other professional fees) and fees and costs incurred in enforcing rights under this Agreement incurred without gross negligence or wilful misconduct on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(h)

If the then‑appointed Sellers’ Representative dies, resigns, refuses or otherwise is unable to serve as the Sellers’ Representative, then a majority in interest (based on the pro rata share of the Sellers at such time) of the Sellers shall select a successor Sellers’ Representative. The resignation of the Sellers’ Representative shall not give rise to additional liability or obligations thereafter, except for liability or obligations arising prior to such resignation.

10.2	Notices.

All notices, communications and deliveries under this Agreement shall be made in writing and, other than in respect of email transmission, signed by or on behalf of the Party making the same, shall specify the Section under this Agreement pursuant to which it is given or being made, and shall be delivered personally or by both email and by a national overnight courier service (with evidence of delivery and postage and other fees prepaid) as follows:

To the Purchaser and/or Twin Disc:

c/o Twin Disc, Incorporated
222 East Erie Street, Suite 400
Milwaukee, Wisconsin 53202
Attn:  John H. Batten
Email: batten.john@twindisc.com

with a copy to:                   von Briesen & Roper, s.c.
411 East Wisconsin Avenue, Suite 1000
Milwaukee, Wisconsin 53202
Attn:   Steven M. Szymanski
            Kenneth A. Hoogstra
Email:  steven.szymanski@vonbriesen.com
             kenneth.hoogstra@vonbriesen.com

with a copy to:                    Harper Grey LLP
3200 ‑ 650 West Georgia Street
Vancouver, BC V6B 4P7
Attn:   Steven G. Lukas
Email:  slukas@harpergrey.com

To the Sellers’ Representative, on behalf of the Sellers:

Mark Chesley
[***]

[***]

Atten:         Mark Chesley
Email:         markc@kobelt.com

with a copy to:                     DLA Piper (Canada) LLP
1133 Melville Street, Suite 2700
Vancouver, BC V6E 4E5
Atten:     Michael Mjanes
Email:     michael.mjanes@ca.dlapiper.com

with a copy to:                   EdgePoint Capital Advisors
2000 Auburn Drive, Suite 330
Beachwood, Ohio 44211
Atten:     Paul Chameli
Email:     pchameli@edgepoint.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person, (b) on the first (1st) Business Day after delivery to an appropriate customer service representative if sent by overnight courier, or (c) upon transmission by email of a PDF document if receipt is confirmed by telephone or in writing (including via email).

10.3	Interpretation.

For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. In this Agreement, the words “provided”, “furnished” and phrases of similar import includes information or documents posted and thereby made available to the Purchaser or its representatives no later than five (5) Business Days prior to the date hereof through the “Project Grizzly Data Room” virtual data room established by Sellers, and (j) any reference to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or replaced. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

10.4	Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP applied consistently (the “Accounting Principles”). Notwithstanding the foregoing, the Closing Date Statement, the Preliminary Closing Adjustment Statement and the Final Closing Adjustment Statement shall be prepared in a manner consistent with the calculation of Net Working Capital set forth on Exhibit “B” and all applicable individual elements thereof used to make the calculations as contemplated in such statements, including the calculation of the Estimated Purchase Price and the Purchase Price, shall be determined in accordance with the Accounting Principles, and to the extent practicable, consistent with Exhibit “B”.

10.5	Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Except as set forth in the following sentence, neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto. Anything in this Agreement or any agreement related to this Agreement (any such related agreement, a “Related Agreement”) to the contrary notwithstanding, the Purchaser shall have the right (without the prior written consent of any Seller), at any time, and in its sole discretion, to assign in whole or in part any or all of its rights or obligations under this Agreement and any Related Agreement (i) for security interest purposes to any lender providing financing to the Purchaser, any of its permitted assigns, or any Affiliates of the Purchaser or the Purchaser’s permitted assigns, (ii) to one or more of its Affiliates; and (iii) to any indirect or direct subsequent purchaser of the Purchaser or its Affiliates or any material portion of its assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise); provided, however, that notwithstanding any such assignment, the Purchaser shall remain fully liable for the performance of all obligations of the Purchaser under this Agreement, to the extent such obligations are not performed by the Purchaser’s assignee(s). Further, any assignment by the Purchaser under clause (ii) of this Section 10.5 shall not preclude the Purchaser from paying the Escrow Payment in accordance with this Agreement.

10.6	No Third Party Beneficiaries.

Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns and other than the investors of the Purchaser, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company or any Seller.

10.7	Number; Gender; Currency.

Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Unless otherwise specified to the contrary, all references to “dollars” or “$” are references to Canadian dollars.

10.8	Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

10.9	Governing Law; Amendment.

This Agreement shall be governed by and construed and enforced in accordance with the Laws of the Province of British Columbia and the Laws of Canada applicable therein without reference to its choice of Law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

10.10	Consent to Jurisdiction, Etc.

Each of the Parties hereby irrevocably consents and agrees that, subject to Section 2.4(c) and Section 2.5(d), any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section, a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the Province of British Columbia or the federal courts located in the Province of British Columbia. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 10.10 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross‑claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 10.10 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

10.11	Severability.

Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the Parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

10.12	Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts. Delivery of an executed counterpart of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.13	Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement or result in such Person being deemed a third‑party beneficiary of this Agreement.

10.14	Waiver.

Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation, or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

10.15	Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitute the entire agreement between the Parties.

10.16	Cooperation Following the Closing.

Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

10.17	Transaction Costs.

Except as otherwise expressly provided herein, (a) the Purchaser shall pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Sellers shall pay the fees, costs and expenses of the Sellers and the Company incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

10.18	Schedules.

(a)

For purposes of this Agreement, references to “Schedules” are to the individual schedules delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement. In the event of any inconsistency between the statements in this Agreement and those in the Schedules attached hereto (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement shall control.

(b)

Notwithstanding anything to the contrary contained in the Schedules, the statements in the Schedules relate only to the provisions in the Sections of this Agreement to which they expressly relate and not to any other provision in this Agreement; provided, a matter set forth in one section of the Schedules need not be set forth in any other section so long as its relevance to such other section of the Schedules or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Sellers contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants. A disclosure of any Contract in the Schedules shall be deemed to include any and all exhibits, addenda and schedules thereto if, and only if, the Sellers have provided such Contract, exhibits, addenda and schedules to the Purchaser. The Schedules include brief descriptions or summaries of certain Contracts, and such descriptions or summaries do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described if, and only if, the Sellers have provided such Contract to the Purchaser.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER: TWIN DISC CANADA HOLDINGS LTD. Per: Authorized Signatory Name: Title:	COMPANY: KOBELT MANUFACTURING CO. LTD. Per: Authorized Signatory Name: Title:

TWIN DISC, INCORPORATED Per: Authorized Signatory Name: Title:

SELLERS:

____________________________________ DAVID L. BOCKHOLD	____________________________________ MARK CHESLEY

____________________________________ [***]	____________________________________ [***]

____________________________________ [***]	____________________________________ [***]

____________________________________ [***]	____________________________________ [***]

____________________________________ [***]	____________________________________ [***]

[***] Per: Authorized Signatory Name: Title:	[***] Per: Authorized Signatory Name: Title:

[***] Per: Authorized Signatory Name: Title:	[***] ____________________________________ [***] ____________________________________ [***]

SELLERS’ REPRESENTATIVE:
MARK CHESLEY

EXHIBIT “A”
EBITDA CALCULATION

EXHIBIT “B”
NET WORKING CAPITAL CALCULATION

EXHIBIT “C”
FORM OF ESCROW AGREEMENT

(See attached)

EXHIBIT “D”
FORM OF EMPLOYMENT AGREEMENT

(See attached)

EXHIBIT “E”
FORM OF RESIGNATIONS

(See attached)

EXHIBIT “F”
FORM OF RELEASES

(See attached)

EXHIBIT “F-2”
FORM OF TERMINATION AND RELEASE

(See attached)

EXHIBIT “G”
FORM OF R&W POLICY

(See attached)

EXHIBIT “H”
PURCHASED SHARES PRICE ALLOCATION